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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of the 15th day of April, 2003, by and among (i) VI ACQUISITION CORP., a Delaware corporation (the "Buyer"), (ii) MIDWAY INVESTORS HOLDINGS INC., a Delaware corporation (the "Company"), (iii) the shareholders, optionholders and warrantholders of the Company listed on Schedule 1 hereto (collectively, the "Sellers") and (iv) the holders of preferred stock of the Company listed on
Schedule 2 hereto (collectively, the "Preferred Holders").

         WHEREAS, the Sellers collectively own all of the issued and outstanding shares of common stock of the Company, all of the issued and outstanding warrants to purchase shares of common stock of the Company and all of the issued and outstanding options to purchase shares of common stock and preferred stock of the Company;

         WHEREAS, the Preferred Holders collectively own all of the issued and outstanding shares of preferred stock of the Company;

         WHEREAS, the Preferred Holders and Sellers desire that all of the issued and outstanding shares of preferred stock of the Company (including the shares of preferred stock of the Company to be issued upon exercise of the Non-Rollover Options (as defined in Section 9)) be redeemed upon the terms and subject to the conditions contained in this Agreement; and

         WHEREAS, the Sellers desire to sell all of the issued and outstanding shares of common stock of the Company, including the shares of common stock of the Company to be issued upon exercise of the Non-Rollover Options (collectively, the "Shares"), and the Warrants (as defined in Section 9) (the Shares and the Warrants are collectively referred to herein as the "Common Securities"), to the Buyer and the Buyer desires to purchase all of the Common Securities from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer, the Company, the Sellers and the Preferred Holders agree as follows:

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         1.       SALE AND PURCHASE OF COMMON SECURITIES.

         1.1. Agreement to Sell. Subject to the terms and conditions set forth in this Agreement, each of the Sellers agrees to sell to the Buyer, and the Buyer agrees to purchase from such Seller, at the Closing, the Common Securities owned by such Seller, or, in the case of the Non-Rollover Options, to be owned by such Seller upon the exercise thereof, as set forth opposite such Seller's name on Schedule 1 hereto.

         1.2.     Purchase Price.

         (a) At the Closing, the Buyer shall pay to the Sellers, as the aggregate purchase price for all of the Common Securities (the "Closing Purchase Price"), subject to adjustment as set forth in Sections 1.2(c) and 1.5 below (as so adjusted, the "Purchase Price"), an amount equal to (i) the Enterprise Value (as defined in Section 1.2(b) below), plus (ii) the Net Cash Amount (as defined in Section 9) as of the Closing, less (iii) the aggregate amount of all Indebtedness (as defined in Section 9) of the Company and its Subsidiaries outstanding as of the Closing, less (iv) the Redemption Amount (as defined in Section 1.3(b) below), less (v) the Transaction Expenses (as defined in Section
9), less (vi) the Aggregate Option Spreads (as defined in Section 1.2(d) below). At the Closing, the Buyer shall (y) deposit $11,700,000 of the Closing Purchase Price (the "Initial Escrow Funds") into an escrow account (the "Escrow Account") maintained with a bank or trust company mutually approved by the Buyer and the Seller Representatives (the "Escrow Agent") pursuant to an escrow agreement substantially in the form of Exhibit A hereto, with such changes as may be reasonably required by the Escrow Agent (the "Escrow Agreement"), and (z) pay to each of the Sellers his, her or its applicable Pro Rata Share of the remainder of the Closing Purchase Price (the "Cash Purchase Price") by wire transfer of immediately available funds.

         (b) As used herein, the "Enterprise Value" shall mean an amount equal to Two Hundred Twenty-Five Million Five Hundred Thousand Dollars ($225,500,000), reduced by the amount, if any, by which negative Twenty-Three Million Dollars (-$23,000,000) (the "Agreed Amount") exceeds the Closing Date Net Working Capital (as defined in Section 9) of the Company and its Subsidiaries and increased by the amount, if any, by which the Closing Date Net Working Capital of the Company and its Subsidiaries exceeds the Agreed Amount.

         (c) At the Closing the Sellers shall make a good faith estimate of the Closing Date Net Working Capital ("Estimated Closing Date Net Working Capital"), and such estimated amount shall be used in the calculation of Enterprise Value for purposes of determining the Closing Purchase Price. After the Closing, the Closing Date Net Working Capital shall be computed in accordance with the provisions of Section 1.5 (the "Final Closing Date Net Working Capital"). In the event that the Final Closing Date Net Working Capital exceeds the Estimated Closing Date Net Working Capital, the Buyer shall pay to the Sellers their respective Pro Rata Shares

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of the amount of such excess. In the event that the Final Closing Date Net
Working Capital is less than the Estimated Closing Date Net Working Capital, the Sellers shall pay to the Buyer the amount of such deficiency. Any such amounts payable hereunder shall be paid in cash to the party entitled thereto within five (5) business days following the date on which the Net Working Capital Schedule (as defined in Section 1.5) has become final and binding as provided in
Section 1.5(a), with interest from the Closing Date to the date of payment at a rate of 6% per annum; provided, that in the event that any such amount is payable by the Sellers, such amount, up to a maximum of $150,000, shall be paid solely from the Escrow Funds, and any such amount in excess of $150,000 shall be paid solely by offset against any Tax refund payments payable to the Seller Representatives on behalf of the Sellers pursuant to Section 10.3(b) hereof, at such time as such Tax refund payments are payable thereunder; provided, further that if any such amounts payable by the Sellers hereunder in excess of $150,000 exceeds the Tax refund payments payable to the Seller Representatives on behalf of the Sellers pursuant to Section 10.3(b), the Sellers shall pay to the Buyer the amount of such excess, payable at the time the final aggregate amount of such Tax refund payments is determined; provided, further, that the aggregate amount payable by any Seller pursuant to the foregoing proviso shall not exceed such excess amount multiplied by the Pro Rata Share of such Seller (determined in accordance with Section 13.4(f)). Notwithstanding anything to the contrary contained in this Agreement, the Minimum Claim Amount, the Deductible Amount and the Maximum Amount (as such terms are defined in Section 13.4) shall not apply with respect to any amounts payable under this Section 1.2(c).

         (d) As used herein, the "Aggregate Option Spreads" shall mean the sum of the Option Spreads for all of the Rollover Options. The "Option Spread" shall mean, (i) with respect to each Rollover Option exercisable for shares of Class B Common Stock (as defined in Section 3.3(a)), (A) the number of shares of Class B Common Stock issuable under such Rollover Option as of the Closing multiplied by (B) the difference between the Common Stock Price and the exercise price per share of Class B Common Stock pursuant to such Rollover Option, (ii) with respect to each Rollover Option exercisable for shares of Class A Preferred Stock (as defined in Section 3.3(a)), (A) the number of shares of Class A Preferred Stock issuable under such Rollover Option as of the Closing multiplied by (B) the difference between the Class A Preferred Stock Redemption Price and the exercise price per share of Class A Preferred Stock as of the Closing pursuant to such Rollover Option and (iii) with respect to each Rollover Option exercisable for shares of Class C Preferred Stock (as defined in Section 3.3(a)), (A) the number of shares of Class C Preferred Stock issuable under such Rollover Option as of the Closing multiplied by (B) the difference between $1,000 and the exercise price per share of Class C Preferred Stock as of the Closing pursuant to such Rollover Option. The "Common Stock Price" shall mean the quotient obtained by dividing (x) the sum of (A) the amounts set forth in clauses (i) through (v) of the Purchase Price formula set forth in Section 1.2(a) above (for this purpose, using the Estimated Closing Date Net Working Capital to

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determine the Enterprise Value in calculating the amount set forth in clause (i)
of such formula), plus (B) the aggregate exercise price of the Rollover Options by (y) the number of shares of Class A Common Stock (as defined in Section 3.3(a)) and Class B Common Stock outstanding as of the Closing after giving effect to the exercise of the Non-Rollover Options plus the number of shares of Class B Common Stock issuable upon exercise of the Rollover Options and the Warrants as of the Closing. The "Class A Preferred Stock Redemption Price" shall mean the aggregate redemption price payable per share of Class A Preferred Stock in the Redemption (as defined in Section 1.3(a)) pursuant to the terms of
Section 1.3(b) below.

         1.3.     Redemption of Preferred Stock.

         (a) As a condition to the Closing and in accordance with Section 2.2, the Sellers shall cause the Company to validly and in compliance with all federal and state laws redeem all of the Company's issued and outstanding shares of Preferred Stock (as defined in Section 3.3) (including the shares of Preferred Stock to be issued upon the exercise of the Non-Rollover Options) (the "Redemption"). All of the foregoing issued and outstanding shares of Preferred Stock (including the shares of Preferred Stock to be issued upon the exercise of the Non-Rollover Options) are collectively referred to as the "Preferred Shares", and each a "Preferred Share".

         (b) Upon presentment to the Buyer at Closing of (i) certified copies of duly and validly taken corporate and shareholder action necessary or required for the Company to complete the Redemption, (ii) stock certificates or lost share affidavits with appropriate indemnities representing the redeemed shares of Preferred Stock and (iii) releases signed by each holder of Preferred Stock releasing the Company and the Buyer from any and all further obligations or liabilities with respect to the Preferred Stock, the Buyer shall pay to the Company, by making a capital contribution to the Company, an amount equal to the sum of (A) $1,000 per Preferred Share plus (B) in the case of each share of Class A Preferred Stock and Class B Preferred Stock (each as defined in Section 3.3), the aggregate amount of all accrued and unpaid dividends owed with respect to each such Preferred Share as of the Closing Date, in full payment for the Redemption (the aggregate amount payable by the Buyer pursuant to this Section 1.3(b) being referred to herein as the "Redemption Amount").

         (c) Each of the Preferred Holders hereby waives any notice of the Redemption that may be required under the Company's Certificate of Incorporation, as amended, in connection with the Redemption. Each Preferred Holder hereby agrees to deliver to the Company or counsel to the Company the stock certificates (or lost share affidavits) and releases referred to in Sections 1.3(b)(ii) and (iii) at least three business days prior to the Closing.

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         1.4.     Options.

         (a) Rollover Options. Each of the Sellers who holds Options may elect, by delivery to the Company of a notice in the form of Exhibit D hereto (the "Rollover Notice") received by the Company at least five business days prior to the Closing Date, to replace the Options specified in the Rollover Notice (the "Rollover Options") with options to purchase preferred stock of the Buyer (the "Replacement Options"). At the Closing, the Buyer shall issue to each such Seller who timely delivers a Rollover Notice Replacement Options having an aggregate value (based on the price per share paid by investors in the Buyer at the Closing for the Buyer's preferred stock less the exercise price per share for the Replacement Options) equal to the aggregate Options Spreads under such Seller's Rollover Options. The Replacement Options shall be issued pursuant to stock option agreements substantially in the form of Exhibit E attached hereto (the "New Stock Option Agreements") to be executed by the Buyer and the holders of Rollover Options at the Closing. Any Seller holding Options who fails to deliver a Rollover Notice to the Company at the address specified in the Rollover Notice at least five business days prior to the Closing Date shall not be entitled to replace any of his or her Options with Replacement Options and shall be required to exercise all of his or her Options at the Closing in accordance with Section 1.4(b). Notwithstanding the foregoing, (i) Joseph F. Trungale hereby agrees to elect to replace Options having aggregate Option Spreads of at least $1,000,000 for Replacement Options by delivering a corresponding Rollover Notice to the Company at least five business days prior to the Closing Date, and if he fails to timely deliver a Rollover Notice providing for such election, he shall be deemed to have elected to replace Options having aggregate Options Spreads of $1,000,000 with Replacement Options, and (ii) Robert E. Kaltenbach hereby agrees to elect to replace Options having aggregate Option Spreads of at least $500,000 for Replacement Options by delivering a corresponding Rollover Notice to the Company at least five business days prior to the Closing Date, and if he fails to timely deliver a Rollover Notice providing for such election, he shall be deemed to have elected to replace Options having aggregate Options Spreads of $500,000 with Replacement Options. Each holder of Options who timely delivers a Rollover Notice to the Company agrees not to exercise any Rollover Options at or prior to the Closing.

         (b) Non-Rollover Options. At the Closing, each holder of Options which are not Rollover Options (the "Non-Rollover Options") agrees to exercise his or her Non-Rollover Options in the manner provided in Section 2.2(a).

         1.5      Net Working Capital Adjustment.

                  (a) Within sixty (60) days after the Closing Date, the Buyer shall cause the Company to prepare and deliver to the Seller Representatives a schedule of the Closing Date Net Working Capital (the "Net Working Capital Schedule"). The Net Working Capital Schedule shall be deemed final upon the earliest of (i) the date on which the Buyer and the Seller Representatives

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         agree that the Net Working Capital Schedule is final, (ii) if the
         Seller Representatives have not earlier notified the Buyer, in writing, of any dispute over the amounts shown on the Net Working Capital Schedule, the twentieth (20th) day following the date of delivery of the Net Working Capital Schedule to the Seller Representatives, and
         (iii) the date on which any disputes relating to the Net Working Capital Schedule are resolved, as described in Section 1.5(b) below. The final Net Working Capital Schedule, as adjusted by any agreement of the Buyer and the Seller Representatives or by any resolution of disputes as described in Section 1.5(b) below, is hereinafter referred to as the "Final Net Working Capital Schedule".

                  (b) Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Net Working Capital Schedule shall be resolved as set forth in this Section 1.5(b). The Seller Representatives may dispute any amount shown on the Net Working Capital Schedule initially delivered in accordance with Section 1.5(a) hereof by delivering written notice of each disputed item (each, a "Disputed Item") to the Buyer (the "Dispute Notice," and, the date of its delivery, the "Dispute Notice Date") within the 20 day period referred to in Section 1.5(a) specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute. Within twenty (20) business days following the Dispute Notice Date, the Disputed Items shall be submitted to Deloitte & Touche LLP (the "Independent Accountant"). The Seller Representatives and the Buyer shall each then submit evidence in support of its position on each Disputed Item.

                  (c) Without limiting the generality of the foregoing, the parties acknowledge that the Purchase Price adjustment contemplated by this Section 1.5 is intended to reflect the difference between the Closing Date Net Working Capital as shown on the Net Working Capital Schedule and the Agreed Amount, and the parties further acknowledge that such difference can only be measured if the calculation of Closing Date Net Working Capital is performed in accordance with GAAP applied on a basis consistent with the preparation of the Most Recent Audited Balance Sheet (as defined in Section 3.6). The scope of the Disputed Items to be resolved by the Independent Accountant is limited, therefore, to whether the Net Working Capital Schedule was prepared in accordance with the terms of this Agreement. Upon final resolution of all Disputed Items, the Independent Accountant shall issue a report showing a calculation of the Closing Date Net Working Capital.

                  (d) The Independent Accountant shall make its determination of the Disputed Items, and such determination shall be binding and conclusive on the parties. The parties shall cooperate fully in assisting the Independent Accountant in calculating the Disputed Items and shall take such actions as are necessary to expedite and to cause the Independent Accountant to expedite such calculation.

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                  (e)      The Buyer shall bear a percentage of the fees and
         expenses of the Independent Accountant that equals (i) the difference, if any, between the Company's calculation of Closing Date Net Working Capital delivered pursuant to Section 1.5(a) and the Independent Accountant's calculation of Closing Date Net Working Capital divided by
         (ii) the total difference between the Company's calculation of Closing Date Net Working Capital delivered pursuant to Section 1.5(a) and the Seller Representatives' calculation of Closing Date Net Working Capital delivered pursuant to Section 1.5(b).

                  (f) The Sellers shall bear a percentage of the fees and expenses of the Independent Accountant that equals (i) the difference, if any, between the Seller Representatives' calculation of Closing Date Net Working Capital delivered pursuant to Section 1.5(b) and the Independent Accountant's calculation of Closing Date Net Working Capital divided by (ii) the total difference between the Seller Representatives' calculation of Closing Date Net Working Capital delivered pursuant to Section 1.5(b) and the Company's calculation of Closing Date Net Working Capital delivered pursuant to Section 1.5(a).

         2. CLOSING.

         2.1. Time and Place. The closing of the sale and purchase of the Common Securities (the "Closing") shall be held at the offices of Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, at 10:00 a.m. on the later of (a) May 27, 2003 and (b) the third business day following expiration or termination of the waiting period under the HSR Act (as defined in Section 9) and the satisfaction or waiver of all other conditions set forth in Sections 7 and 8 (other than the delivery of customary closing documents), or at such other time, or at such other place as the Buyer and the Seller Representatives may mutually agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

         2.2. Transactions at Closing. At the Closing:

                  (a) The Sellers who hold Non-Rollover Options shall exercise such Non-Rollover Options by delivering to the Company an executed notice of exercise and delivering a written direction to the Buyer to deduct from the portion of the Cash Purchase Price otherwise payable to such Seller hereunder an amount equal to the applicable exercise price (plus the amount of any required federal, state or local withholding Taxes payable by the Company with respect to such exercise) and to pay such amount to the Company.

                  (b) The Buyer and the Sellers shall cause the Company or its Subsidiaries to pay the Contract Termination Payments to the recipients

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         thereof, subject to delivery by such recipients of the releases referred to in the Contract Termination Agreements.

                  (c) The Buyer and the Sellers shall cause the Company or its Subsidiaries to pay to First Capital Corporation of Boston and Goldner Hawn Johnson & Morrison Incorporated all accrued and unpaid management fees and other amounts due (including the accrued pro rata portion of management fees for the month in which the Closing occurs) under their respective Management Fee Agreements dated as of May 14, 2001 with the Company and VICORP (collectively, the "Management Fee Agreements").

                  (d) The Buyer, upon receipt of the appropriate documentation referred to in Section 1.2, shall pay to the Company the Redemption Amount, and the Redemption shall be completed by the Company and the Sellers.

                  (e) The Sellers shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, (i) certificates representing the Shares and (ii) the Warrants, each duly endorsed in blank or with duly executed stock powers or other transfer documents attached.

                  (f) The Sellers shall cause the Company (i) to prepare and deliver to the Buyer the Certificate of Indebtedness and Net Cash pursuant to (and as defined in) Section 7.5, estimates of which shall be delivered to Buyer at least three (3) business days prior to the Closing, and (ii) to deliver to the Buyer pay-off letters, releases and lien discharges (or agreements therefor) reasonably satisfactory to the Buyer from each creditor listed on the Certificate of Indebtedness and Net Cash (other than with respect to Continuing Indebtedness).

                  (g) The Buyer shall pay and discharge all outstanding Indebtedness evidenced on the Certificate of Indebtedness and Net Cash (other than Continuing Indebtedness) and all Transaction Expenses by wire transfer of immediately available funds.

                  (h) The Buyer shall deliver the Initial Escrow Funds to the Escrow Agent by wire transfer of immediately available funds.

                  (i) The Buyer shall deliver to each of the Sellers his, her or its Pro Rata Share of the Cash Purchase Price by wire transfer of immediately available funds.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer as follows:

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         3.1.     Organization; Authority; Binding Effect. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing in the state or province, as the case may be, of its incorporation. The Company has delivered to the Buyer complete and correct copies of the Company's and each of its Subsidiaries' charter and by-laws and all amendments thereto. The Company and each of its Subsidiaries is qualified to do business as a foreign corporation and is in good standing in the respective jurisdictions listed on Schedule 3.1 hereto, and such jurisdictions constitute all of the jurisdictions in which the Company and/or its Subsidiaries are required to be qualified, other than those jurisdictions where the failure of the Company and/or any of its Subsidiaries to be so qualified, either individually or in the aggregate, would not have a Material Adverse Effect. The Company has all requisite power and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its terms. The Company has obtained all corporate approvals necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.2. Subsidiaries. Except as set forth on Schedule 3.2 hereto, the Company does not have any Subsidiaries and does not own or hold, of record and/or beneficially, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any unincorporated trade or business enterprises.

         3.3. Capitalization. (a) The authorized capital of the Company consists of (i) 70,000 shares of Class A Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), 20,304.8 shares of which are issued and outstanding on the date hereof prior to the Redemption, and none of which shall be outstanding subsequent to the Redemption; (ii) 70,000 shares of Class B Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), 18,266.1 shares of which are issued and outstanding on the date hereof prior to the Redemption, and none of which shall be outstanding subsequent to the Redemption; (iii) 50,000 shares of Class C Preferred Stock, par value $.01 per share (the "Class C Preferred Stock") and collectively with the Class A Preferred Stock and the Class B Preferred Stock, the "Preferred Stock"), 3,127.28 shares of which are issued and outstanding on the date hereof prior to the Redemption, and none of which shall be outstanding subsequent to the Redemption; (iv) 70,000 shares of Class A Voting Common Stock, $.01 par value per share (the "Class A Common Stock"), 19,397.4 shares of which are issued and outstanding on

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

the date hereof; and (v) 70,000 shares of Class B Non-Voting Common Stock, $.01 par value per share (the "Class B Common Stock"), 627.2 shares of which are issued and outstanding on the date hereof. An aggregate of 1,543.40 shares of Class A Preferred Stock (plus an additional number of shares of Class C Preferred Stock determined in accordance with the applicable stock option agreement) and 2,430.70 shares of Class B Common Stock are issuable upon exercise of the Options. An aggregate of 1,181.88 shares of Class B Common Stock are issuable upon exercise of the Warrants. All of the Shares are (or will be on the Closing Date, upon the exercise of the Non-Rollover Options) validly issued and outstanding, fully paid and nonassessable. Other than the Options and the Warrants, there are no outstanding options, warrants or other rights to subscribe for or purchase any securities of the Company.

         (b) All of the outstanding capital stock of each of the Company's Subsidiaries (i) is listed on Schedule 3.3(b) hereto, (ii) is owned of record and beneficially by the Company or a Subsidiary of the Company, (iii) is, except as set forth on Schedule 3.3(b) hereto, owned free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto, and (iv) is validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, warrants or other rights to subscribe for or purchase any securities of any of the Company's Subsidiaries.

         3.4. Non-Contravention. Except as set forth on Schedule 3.4 hereto, neither the execution and delivery of this Agreement by the Company and the Sellers nor the consummation by the Company and the Sellers of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a material default under or result in the creation or imposition of any material lien, claim or encumbrance upon any property of the Company or any of its Subsidiaries pursuant to, (a) the charter or by-laws of the Company or any of its Subsidiaries, each as amended to date; or (b) subject to the expiration of the waiting period under the HSR Act, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

         3.5. Consents. Except as set forth on Schedule 3.5 hereto, and subject to the expiration of the waiting period under the HSR Act, no notice to, consent, approval, order or authorization of, or declaration or filing with, any governmental authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

         3.6. Financial Statements. The Company has delivered the following financial statements (the "Financial Statements") to the Buyer, which are attached hereto as Schedule 3.6: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of October 28, 2001 and October 27, 2002 (the "Most Recent

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

Audited Balance Sheet"), the related audited consolidated statements of operations, cash flows and stockholders' equity of (i) the Company and its Subsidiaries for the fiscal year ended October 27, 2002 and the period from May 14, 2001 through October 28, 2001 and (ii) VICORP for the period from October 30, 2000 through May 13, 2001, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 16, 2003 and the related unaudited consolidated statements of income, cash flows and retained earnings of the Company and its Subsidiaries for the twenty (20) week period then ended (the "Interim Financials"). Subject to year-end audit adjustments and the absence of footnotes in the case of the Interim Financials, each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods except as otherwise stated therein; each of such balance sheets fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as of its respective date; and each of such statements of operations and stockholders' equity fairly presents in all material respects the consolidated results of operations of the Company and its Subsidiaries for the period covered thereby.

         3.7.     Taxes. Except as disclosed on Schedule 3.7 hereto:

         (a) each of the Company and its Subsidiaries has duly and timely filed with the appropriate government agencies all of the Tax Returns required to be filed by it;

         (b) no waiver of any statute of limitations relating to Taxes has been executed or given by the Company or any of its Subsidiaries;

         (c) all Taxes, assessments, fees and other governmental charges upon the Company or any of its Subsidiaries or upon any of their respective properties, assets, revenues, income and franchises which are currently owed by the Company or any such Subsidiary with respect to any period ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest;

         (d) each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or third party;

         (e) no federal Tax Return of the Company or any of its Subsidiaries is currently under audit by the IRS (as defined in Section 9), and no other Tax Return of the Company or any of its Subsidiaries is currently under audit by any other taxing authority;

         (f) neither the IRS nor any other taxing authority is now asserting or, to the Company's knowledge, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith;

         (g) neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or
(ii) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (other than a group the common parent of which is the Company);

         (h) each Seller is a United States person within the meaning of the Code and the transactions contemplated hereby are not subject to the withholding provisions of Section 3406 or subchapter A of Chapter 3 of the Code;

         (i) neither the Company nor any of its Subsidiaries (i) has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

         (j) there are no outstanding rulings, or requests for rulings, with any Tax authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding upon the Company or any of its Subsidiaries for any Tax period ending after the Closing Date;

         (k) neither the Company nor any of its Subsidiaries has (i) executed, become subject to or entered into any closing agreement pursuant to
Section 7121 of the Code that would be binding on the Company or any of its Subsidiaries, (ii) filed for or agreed to any extension of time with respect to the filing of any Tax Return relating to the Company or any of its Subsidiaries or (iii) received approval from, or agreed with, any Tax authority to make a change in accounting method or has any application pending with any Tax authority requesting permission for any such change;

         (l) no extension of time within which to file any Tax Return that has not been filed has been requested or filed by the Company or any of its Subsidiaries; and

         (m) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan (other than agreements, contracts, arrangements or plans disclosed on Schedule 3.16) that may result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         3.8.     Absence of Certain Changes. Except as set forth on Schedule
3.8 hereto or as contemplated by this Agreement, since October 29, 2002 there has not been: (a) any material change in the assets, liabilities, sales, income or business of the Company or any of its Subsidiaries or in any of the Company's or any of its

Subsidiaries' relationships with suppliers, customers or lessors, other than changes which arose in the ordinary course of business; (b) any acquisition or disposition by the Company or any of its Subsidiaries of any material asset or material property other than in the ordinary course of business; (c) any material damage, destruction or loss, whether or not covered by insurance; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Company's capital stock, other than dividends paid in kind on shares of Preferred Stock; (e) except for the issuance of shares pursuant to the exercise of the Non-Rollover Options, or in payment of a dividend on the Preferred Stock paid in kind in accordance with clause (d) above, any issuance of any shares of the capital stock of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any of the Company's or any of its Subsidiaries' capital stock;
(f) any increase in the compensation, pension or other benefits payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan or annual or periodic increases made in the ordinary course of business consistent with the Company's or such Subsidiary's past practice and other than the payment of the Contract Termination Payments); (g) any entry by the Company or any of its Subsidiaries into any material transaction other than in the ordinary course of business or as contemplated herein; (h) any incurrence by the Company or any of its Subsidiaries of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business or as contemplated herein; (i) any discharge or satisfaction by the Company or any of its Subsidiaries of any material lien or encumbrance or payment by the Company or any of its Subsidiaries of any material obligation or material liability (fixed or contingent) other than in the ordinary course of business or as contemplated herein; (j) any forgiveness or cancellation of any material debt or claim by the Company or any of its Subsidiaries or any waiver of any right of material value, in each case other than in the ordinary course of business; (k) any grant or creation of any material mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances and other than in the ordinary course of business or pursuant to a third party's pre-existing contractual right to obtain such mortgage, pledge, lien, lease, security interest or other charge or encumbrance; (l) any capital expenditures by the Company or any of its Subsidiaries which have exceeded $500,000 per expenditure or $500,000 in the aggregate; (m) any entry into or amendment by the Company or any of its Subsidiaries of (i) any written employment agreement that provides for a base salary in excess of $100,000 per annum and a term in excess of one (1) year or
(ii) any collective bargaining agreement; (n) any material change in the accounting practices of the Company or any of its Subsidiaries; (o) any entry by the Company or any of its

Subsidiaries into any transaction with any Affiliate; or (p) any commitment to do any of the foregoing.

         3.9. Litigation, etc. Except as set forth on Schedule 3.9(a) hereto, (i) neither the Company nor any Subsidiary of the Company is subject to any unsatisfied injunction or judgment and (ii) no material action, suit, proceeding or administrative enforcement action is pending or, to the Company's knowledge, threatened or filed, against the Company or any of its Subsidiaries, nor to the Company's knowledge, is any administrative or governmental investigation pending against the Company or any of its Subsidiaries. Except as set forth on Schedule 3.9(b) hereto, since May 13, 2001, no material action, suit, proceeding or administrative enforcement action has been pending or, to the Company's knowledge, filed, against the Company or any of its Subsidiaries which has subsequently been dismissed, withdrawn, settled, adjudicated or otherwise terminated.

         3.10. Conformity to Law. The Company and each of its Subsidiaries have complied with, and are in compliance with, in all material respects, all laws, statutes and governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to its business, including the notice, disclosure, and registration requirements to sell and maintain franchises in the states and jurisdictions where the Company sells and maintains franchises. Except as set forth on Schedule 3.10 hereto, neither the Company nor any of its Subsidiaries or Franchisees has been charged with any material violation of any provision of any federal, state or local law or administrative regulation in respect of its business. The Company and its Subsidiaries have all material governmental and regulatory licenses and permits necessary for the conduct of their business as presently conducted. Neither the Company nor any of its Subsidiaries has sold any products prior to receiving any required approvals or consents from the U.S. Food and Drug Administration under the Food, Drug & Cosmetics Act of 1976, as amended, and the regulations promulgated thereunder. Neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, has made or received any material unlawful payment.

         3.11.    Real Property and Environmental Matters.

         (a) The Company does not own or lease any real property. Schedule 3.11(a) hereto sets forth a complete and accurate list of all of the real property owned by any of the Company's Subsidiaries (the "Owned Real Property") and all of the real property leased by any of the Company's Subsidiaries (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"). Except as set forth on Schedule 3.11(a) hereto, (i) each of the Company's Subsidiaries has valid fee simple title to its Owned Real Property, free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, easement, covenant, or other restriction or other claim adversely affecting its title to or possession of its Owned Real Property, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and Permitted Encumbrances, none of which materially impairs the use of such Real Property as it is presently being used in the operation of the business of the Company and its Subsidiaries, (ii) none of the Company's Subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy any of its Owned Real Property or any portion thereof and (iii) to the Company's knowledge, neither the Owned Real Property nor any of the buildings, plants, improvements, structures or fixtures located thereon are in violation of any laws, rules or regulations regarding zoning, health, safety, building or land use. Except as set forth on Schedule 3.11(a) hereto, the Leased Real Property is held by the Company's Subsidiaries under outstanding leases which are in full force and effect and none of the Company's Subsidiaries (i) is in material breach or default under any of the real property leases to which it is a party or has received a notice of cancellation or termination with respect to any such real property lease, or (ii) has subleased, licensed or otherwise granted any Person the right to use or occupy any of its Leased Real Property or any portion thereof. To the Company's knowledge, all of real property leases to which any of the Company's Subsidiaries is a party are valid leases. The Company and its Subsidiaries have all material easements and licenses and other rights relating to real estate necessary to conduct their respective businesses in the manner heretofore conducted or carried on by them. Except as set forth on Schedule 3.11(a) hereto, neither the Company nor any of its Subsidiaries has received any notice that or has any knowledge that either the whole or any portion of any of the Real Property is to be, or is threatened to be, condemned, requisitioned or otherwise taken by any public or quasi-public authority. Except as set forth on
Schedule 3.11(a) hereto, neither the Company nor any of its Subsidiaries has received notice of or has any knowledge of any public improvements that will be made that may result in special assessments against or otherwise affect any of the Real Property in any material respect. Except as set forth on Schedule 3.11(a) hereto, none of the Company's Subsidiaries is a lessor of real property and The Company has made available to the Buyer a true, correct and complete copy of each title insurance policy, title opinion, survey and appraisal relating to the Owned Real Property which is in its possession or is reasonably available.

         (b)      Except as set forth on Schedule 3.11(b) hereto:

                  (i) neither the Company nor any of its Subsidiaries is in violation, in any material respect, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean

         Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, each as amended from time to time (hereinafter "Environmental Laws");

                  (ii) neither the Company nor any of its Subsidiaries has received written notice, order, demand or decree from any third party including, without limitation, any federal, state or local governmental authority: (A) that the Company or any of its Subsidiaries has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to any site including any site listed on the National Priorities List, 40 C.F.R.
         Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, petroleum, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) designated, controlled or regulated by any Environmental Laws ("Hazardous Materials") which the Company or any of its Subsidiaries has or allegedly has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Company or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; (C) that the Company or any of its Subsidiaries is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials; or (D) that any material payment or contribution is being demanded from the Company or any of its Subsidiaries with respect to any damage to the environment or any violation of any Environmental Law;

         (iii) (A) in the course of any activities conducted by the Company or any of its Subsidiaries, no Hazardous Materials have been generated or are being used on any Real Property except in accordance, in all material respects, with applicable Environmental Laws; and (B) no Hazardous Materials have been released at or are present in the soil or ground water of, or contained in any storage tank located on or under, any Real Property, except in each case to the extent that the presence of Hazardous Materials on or under such Real Property does not violate, in any material respect, any applicable Environmental Laws or require remediation by the Company or any of its Subsidiaries under any applicable Environmental Laws or give rise to any material liability of the Company or its Subsidiaries under any applicable Environmental Laws;

         (iv) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened with respect to the Company or any of the Subsidiaries or any Real Property in connection with Environmental Laws or Hazardous Materials;

         (v) to the knowledge of the Company, no underground storage tanks for petroleum products or any other Hazardous Materials are located on any of the Real Property;

         (vi) no asbestos-containing materials are located in any of the Real Property, except in each case to the extent that the presence of asbestos-containing materials in such Real Property does not violate, in any material respect, any applicable Environmental Laws or require remediation by the Company or any of its Subsidiaries under any applicable Environmental Laws or give rise to any material liability of the Company or its Subsidiaries under any applicable Environmental Laws;

         (vii) no polychlorinated biphenyls are located on or in any of the Real Property, except in each case to the extent that the presence of polychlorinated biphenyls on or in such Real Property does not violate, in any material respect, any applicable Environmental Laws or require remediation by the Company or any of its Subsidiaries under any applicable Environmental Laws or give rise to any material liability of the Company or its Subsidiaries under any applicable Environmental Laws;

         (viii) the Company and the Subsidiaries hold all Permits required under Environmental Laws (the "Environmental Permits") necessary for the conduct of the Company and the Subsidiaries' businesses as such are currently being conducted; and

         (ix) the Company and the Subsidiaries are in compliance in all material respects with all terms and conditions of the Environmental Permits.

         (c) Schedule 3.11(c) includes a listing and description of all Environmental Permits currently held by the Company and the Subsidiaries with respect to their pie production operations.

         (d) The properties listed on Schedule 3.11(d) constitute all real properties used or occupied by the Company and its Subsidiaries in connection with their pie production operations.

         3.12. Restaurants. Schedule 3.12 hereto lists all of the restaurants operated by the Company or any of its Subsidiaries and all of the restaurants operated by any franchisee of the Company or any of its Subsidiaries. Schedule
3.12 hereto also lists
the restaurants that the Company and its Subsidiaries currently intend to close and the new restaurants that the Company and its Subsidiaries are in the process of developing.

         3.13. Franchise Agreements and Registrations. Schedule 3.13 lists each of the franchise agreements to which the Company or any of its Subsidiaries is a party (the "Franchise Agreements"). Neither the Company nor any of its Subsidiaries is in material default of its obligations under any such Franchise Agreement and each Franchise Agreement is in full force and effect and the terms thereof comply in all material respects with all applicable laws and regulations. Neither the Company nor any of its Subsidiaries has received from any other party to a Franchise Agreement with the Company any written notice of default or intent to terminate. Schedule 3.13 also lists each of the states in which the Company and/or its Subsidiaries are currently registered to sell franchises. All such registrations, disclosure requirements and related filings are current and comply in all material respects with all applicable laws and regulations in effect and in force as of the date of this Agreement in all jurisdictions where the Company is engaging in franchise-related activities. Neither the Company nor any of its Subsidiaries has offered to sell franchises in any state in which the Company or any of its Subsidiaries was required to be registered to sell franchises but was not so registered.

         3.14. Insurance. Schedule 3.14 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Company or any of its Subsidiaries. Such policies of insurance are sufficient for compliance by the Company and its Subsidiaries with all requirements of law and all agreements to which the Company or its Subsidiaries is a party. All such policies are in full force and effect and will not terminate or lapse by reason of the transactions contemplated by this Agreement. Neither Company nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies and neither the Company nor any of its Subsidiaries has received any notification of cancellation of any such insurance policies.

         3.15. Contracts. Schedule 3.15 sets forth a list of all contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which the Company or any of its Subsidiaries is subject, except
(a) any contract that does not require payment by any party thereto of more than $250,000, (b) any contract that is terminable by the Company or any of its Subsidiaries upon ninety (90) days' notice or less without the payment of any material penalty or material termination fee, (c) any contract entered into, after the date hereof and prior to Closing, with the Buyer, (d) any contract entered into in the ordinary course of business after the date hereof and prior to the Closing, and (e) any contract listed in any other Schedule to this Agreement. As used in this Section 3.15, the word "contract" means and includes every written agreement of any kind which is legally enforceable by or against the Company or any of its Subsidiaries. Each of the contracts listed on Schedule 3.15 hereto or any of the other Schedules hereto is in full force and effect and neither the Company nor any of its Subsidiaries has committed any material breach or default thereunder. Except as set forth on
Schedule 3.4 or Schedule 3.15, neither the execution and delivery of this Agreement by the Company and the Sellers nor the consummation by the Company and the Sellers of the transactions contemplated hereby will constitute a violation of, or constitute or create a material default under, permit the termination of, cause the acceleration or maturity of, or result in the creation or imposition of any material lien, claim or encumbrance upon any property of the Company or any of its Subsidiaries pursuant to, any contract listed on Schedule 3.15 or any of the other Schedules hereto. Except as set forth on Schedule 3.5 or Schedule
3.15 hereto, no notice to or consent or approval of any Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement under any contract listed or required to be listed on Schedule 3.15 or any of the other Schedules hereto (other than notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company or any of its Subsidiaries in connection with, Indebtedness of the Company and/or any of its Subsidiaries to be paid and discharged at Closing pursuant to Section 8.4).

         3.16. Employee Benefit Plans. Except as set forth on Schedule 3.16 hereto, neither the Company nor any of its Subsidiaries maintains or has any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a "Non-ERISA Plan"). All such ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans and the terms and conditions of the respective plan documents. The Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code. No ERISA Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No ERISA Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any of its Subsidiaries nor any entity aggregated with the Company under Section 414 of the Code contributed to, or been obligated to contribute to, any Multiemployer Plan or any Multiple Employer Plan or any other plan that is subject to Title IV of ERISA or Section 412 of the Code. Except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance laws, no ERISA Plan or Non-ERISA Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. Except as set forth on Schedule 3.16 and except for the Contract Termination Agreements, neither the Company nor any of its Subsidiaries are parties to (i) any written employment agreements, other than written employment agreements that provide for base salary of less than $50,000 per annum or are terminable at will or (ii) any written agreement providing for any severance payment, bonus payment, acceleration of payments, increase in compensation or benefits or similar payment in connection with any change in control of the Company or any of its Subsidiaries, and the Contract Termination Payments, together with any payments in connection with the sale of any Common Securities or the redemption of any Preferred Shares hereunder, are the only payments owed to any employee of the Company or any of its Subsidiaries as a result of the change of control contemplated by this Agreement.

         3.17. Trademarks, Patents, Etc. Schedule 3.17 hereto sets forth a list of (a) all patents, trademarks, trade names and copyrights registered in the name of the Company or any of its Subsidiaries and all applications therefor, and (b) all material written agreements relating to technology, know-how and processes which the Company or any of its Subsidiaries is licensed or authorized to use by others or which the Company or any of its Subsidiaries has licensed or authorized for use by others. Except to the extent set forth on
Schedule 3.17, the Company and each of its Subsidiaries owns or has permission to use all Intellectual Property material to, and used in the ordinary course of, the operation of its business as presently conducted. Except as set forth on
Schedule 3.17 hereto, (a) no material claims are pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any Person regarding the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement included in any licensed Intellectual Property, and (b) none of the Company's or any of its Subsidiaries' employees has any right in or to any of the Intellectual Property that is material to the operation of the business of the Company and its Subsidiaries. To the knowledge of the Company, no third party has infringed or misappropriated any of the Intellectual Property used in the operation of the business of the Company and its Subsidiaries in any material respect.

         3.18. Indebtedness. Except as set forth on Schedule 3.18 hereto, except for the Unfunded POS Price and the Unfunded Capital Expenditures and except for Indebtedness reflected or reserved against in the Most Recent Audited Balance Sheet or Indebtedness incurred in the ordinary course of business after the date of the Most Recent Audited Balance Sheet, neither the Company nor any of its Subsidiaries has any Indebtedness outstanding at the date hereof. As of the Closing, neither the Company nor any of its Subsidiaries will have any Indebtedness outstanding other than as described on the Certificate of Indebtedness and Net Cash.

         3.19. Labor Relations. The Company and each of its Subsidiaries have been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. Except as set forth on

Schedule 3.19 hereto, there is no material charge pending against the Company or any of its Subsidiaries alleging unlawful discrimination in employment practices before any court or agency, and there is no material charge of or proceeding with regard to any unfair labor practice against the Company or any of its Subsidiaries pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending against or involving the Company or any of its Subsidiaries other than disputes with individual employees. None of the employees of the Company or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries. Except for the union organizing petition currently pending with respect to the employees of the Oak Forest, Illinois pie production facility, to the knowledge of the Company, there are no other organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

         3.20.    Title to Personal Property. Except as set forth on Schedule
3.20 hereto, the Company and each of its Subsidiaries has good title to all of its personal property (the "Personal Property"), including, without limitation, all such personal property reflected in the Most Recent Audited Balance Sheet (except for personal property sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Audited Balance Sheet), free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements, other than those which arose in the ordinary course of business and other than Permitted Encumbrances.

         3.21. Accounts Receivable. All accounts receivable reflected on the Most Recent Audited Balance Sheet, and all accounts receivable arising subsequent to the date of the Most Recent Audited Balance Sheet, represent valid obligations owing to the Company and its Subsidiaries.

         3.22. Inventories. The inventory of the Company and its Subsidiaries is adequate and sufficient to conduct the business of the Company and its Subsidiaries as presently conducted.

         3.23. Suppliers. Neither the Company nor any of its Subsidiaries has received any notice that any of its fifteen (15) largest suppliers (based on the dollar amount of purchases from such suppliers during the fiscal year ended October 27, 2002) intends to cancel or terminate its relationship with the Company or such Subsidiary or to materially decrease or limit its services, supplies or materials to the Company or such Subsidiary.

         3.24.    Potential Conflicts of Interest. Except as set forth on
Schedule 3.24 hereto, to the knowledge of the Company, no officer, director or shareholder of the Company or any of its Subsidiaries (other than BBV, Marathon or LLC) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee or supplier of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.24 hereto, to the knowledge of the Company, no officer, director or shareholder of the Company or any of its Subsidiaries (a) owns, directly or indirectly, in whole or in part, any material tangible or intangible property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries or (b) has any material cause of action or other claim whatsoever against, or owes any material amount to, the Company or any of its Subsidiaries, except for claims which arose in the ordinary course of business, including but not limited to accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

         3.25.    Bank Accounts; Powers of Attorney. Except as set forth on
Schedule 3.25 hereto, neither the Company nor any of its Subsidiaries has any account in any bank or other financial institution and no Person has any power to act under any power of attorney granted by the Company or any of its Subsidiaries at any time for any purpose.

         3.26. Minute Books. The minute books and the Company and each of its Subsidiaries made available to the Buyer for inspection accurately record therein all actions taken by the boards of directors and shareholders of the Company and its Subsidiaries.

         3.27. Brokers. Except for U.S. Bancorp Piper Jaffray, Inc. and Acheson Capital LLC, which have been retained by the Company, neither the Sellers nor the Company or any of its Subsidiaries has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

         3.28. Condition and Sufficiency of Certain Assets. The Company's machinery, vehicles, equipment and other tangible personal or movable property and assets which are used in its pie production operations conducted at the locations listed on Schedule 3.11(d) are in adequate condition for their present use, ordinary wear and tear excepted.

         3.29. Disclosure. No representation or warranty by the Company in this Agreement or in any schedule attached hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PREFERRED HOLDERS. Each of the Sellers and the Preferred Holders (collectively, the "Seller Indemnifying Parties"), severally and not jointly, represents and warrants to the Buyer as follows:

         4.1. Right to Sell Securities; Binding Effect. Such Seller Indemnifying Party has all requisite power and full legal right to enter into this Agreement and (if applicable) the Escrow Agreement, to perform all of its, his or her agreements and obligations under this Agreement and (if applicable) the Escrow Agreement in accordance with its terms, and each Seller has all requisite power and full legal authority to sell to the Buyer all of the Common Securities owned by such Seller. Such Seller Indemnifying Party has obtained all necessary corporate or other applicable entity approvals, if applicable, necessary for the execution and delivery of this Agreement and (if applicable) the Escrow Agreement by such Seller Indemnifying Party and the consummation by such Seller Indemnifying Party of the transactions contemplated hereby and (if applicable) thereby. Each of this Agreement and (if applicable) the Escrow Agreement has been duly executed and delivered by such Seller Indemnifying Party and constitutes the legal, valid and binding obligation of such Seller Indemnifying Party, enforceable against such Seller Indemnifying Party in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.2. Title to Securities, Liens, etc. Such Seller has, and as of the consummation of the Closing (after giving effect to the issuance of shares upon exercise of the Non-Rollover Options) the Buyer will have, record and beneficial ownership of such Seller's Common Securities as set forth on Schedule 1 hereto, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, right of first refusal or first offer option, equity or other adverse claim thereto (any of the foregoing, a "Lien"), other than any such Lien incurred by the Buyer. Such Seller holds Options for the number and class of shares of capital stock of the Company set forth opposite his or her name on Schedule 3 hereto. Such Preferred Holder has record and beneficial ownership of the number of shares of Preferred Stock set forth opposite his or its name on Schedule 2 hereto, free and clear of any Lien, other than any such Lien incurred by the Buyer.

         4.3. Governmental Consents. Subject to the expiration of the waiting period under the HSR Act, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by such Seller Indemnifying Party or for the consummation by such Seller Indemnifying Party of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or authorization or to so register, qualify or file would not reasonably be expected to materially and adversely effect such Seller Indemnifying Party's ability to consummate the transactions contemplated hereby.

         4.4. Non-Contravention. Neither the execution and delivery of this Agreement or (if applicable) the Escrow Agreement by such Seller Indemnifying Party nor the consummation by such Seller Indemnifying Party of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, or constitute or create a default under or result in the creation or imposition of any liens upon any property of the such Seller Indemnifying Party pursuant to, (a) if the Seller Indemnifying Party is an entity, the charter documents, by-laws or other similar governing documents of such Seller Indemnifying Party, each as amended to date; (b) any material agreement or commitment to which such Seller Indemnifying Party is a party or by which such Seller Indemnifying Party or any of his, her or its properties is bound or to which such Seller Indemnifying Party or any of his, her or its properties is subject; or (c) subject to the expiration of the waiting period under the HSR Act, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to such Seller Indemnifying Party.

         4.5. Litigation, etc. No action, suit, proceeding or investigation is pending or, to such Seller Indemnifying Party's knowledge, threatened, against such Seller Indemnifying Party with respect to his, her or its execution and delivery of this Agreement or the consummation by such Seller Indemnifying Party of the transactions contemplated hereby.

         5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Sellers as follows:

         5.1. Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full power and authority under its Certificate of Incorporation and by-laws and applicable laws to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby.

         5.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3. Non-Contravention. Neither the execution and delivery of this Agreement or the Escrow Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Buyer pursuant to, (a) the charter documents or by-laws of the Buyer, each as amended to date;
(b) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject; or (c) subject to the expiration of the waiting period under the HSR Act, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to the Buyer.

         5.4. Governmental Consents. Subject to the expiration of the waiting period under the HSR Act, no consent, approval or authorization of, or registration, designation, declaration or filing with, any governmental agency or authority is required in connection with the purchase of the Common Securities pursuant to this Agreement or for the consummation by the Buyer of any other transaction contemplated hereby, except where the failure to obtain any such consent, approval or authorization or to so register, qualify or file would not reasonably be expected to materially and adversely effect the Buyer's ability to consummate the transactions contemplated hereby.

         5.5. Solvency. At the Closing, the Buyer will be solvent and capable of meeting its obligations as they become due, and has assets exceeding its liabilities and a reasonable amount of capital for the conduct of its business.

         5.6. Buyer Financial Resources. Attached as Schedule 5.6 hereto are commitments to provide the debt financing to the Buyer and statements of availability to provide the equity financing to the Buyer necessary to pay the Purchase Price. Such commitments are in full force and effect in the form attached hereto.

         5.7. Brokers. The Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

         6. CONDUCT OF BUSINESS BY THE COMPANY AND ITS SUBSIDIARIES PENDING CLOSING. The Company covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

         6.1. Access. The Company shall, and shall cause each of its Subsidiaries to, afford to the Buyer and its authorized representatives access during normal business hours to all properties, books, records, contracts and documents of the Company or such Subsidiary and an opportunity to make such investigations as they shall reasonably desire to make of the Company or such Subsidiary (provided that such investigations shall be conducted so as to minimize any disruption of the operations of the Company or such Subsidiary), and the Company shall, and shall cause each of its Subsidiaries to, furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and business of the Company or such Subsidiary as the Buyer may reasonably request. Upon the reasonable prior request of the Buyer, the Company shall, and shall cause each of its Subsidiaries to, arrange meetings or conference calls for the Buyer and its authorized representatives with the Company's or such Subsidiary's executive officers, franchisees and suppliers (provided that such meetings or conference calls shall only be held during normal business hours and shall be conducted so as to minimize any disruption in the business activities of such executive officer, franchisee or supplier).

         6.2. Carry on in Regular Course. The Company shall, and shall cause each of its Subsidiaries to, maintain its owned and leased properties in accordance with its historical maintenance practices, maintain its material licenses and permits, continue to make customary capital expenditures in the ordinary course of business consistent with past practice and otherwise carry on its business in the ordinary course consistent with past practice. The Company shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness outside the ordinary course of business.

         6.3. No General Increases. Except as set forth on Schedule 6.3 hereto, the Company shall not, and shall not permit any of its Subsidiaries to, grant any general or uniform increase in the rates of pay of its employees or in their benefits under any bonus or pension plan or other contract or commitment, or increase the compensation payable or to become payable to its officers, key salaried employees or agents, or any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents, unless such grant or increase is made in the ordinary course of business consistent with past practices or is required by the terms of any existing agreement.

         6.4. Contracts and Commitments. Except as set forth on Schedule 6.4 hereto, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any material lease, contract or commitment or engage in any material transaction not contemplated by this Agreement or not in the usual and ordinary course of business and consistent with its normal business practices.

         6.5. Sale of Capital Assets. The Company shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any capital asset other than (a) any capital asset with a fair market value not in excess of $500,000, or (b) capital assets with a fair market value aggregating not in excess of $500,000, without the prior written consent of the Buyer.

         6.6. Preservation of Organization. The Company shall, and shall cause each of its Subsidiaries to, use reasonable efforts to preserve its business organization intact, to keep available to the Buyer its present key officers and employees, and to preserve for the Buyer its present relationships with its franchisees, suppliers and customers and others with whom it has business relations.

         6.7. Capital Expenditures. Except as set forth on Schedule 6.7 hereto, the Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures which exceed $500,000 per expenditure and $500,000 in the aggregate.

         6.8. Capital Stock. Except for the Redemption, the issuance of shares upon the exercise of the Non-Rollover Options or as payment in kind of a dividend on the Preferred Stock, the Company shall not, and shall not permit any of its Subsidiaries to, (a) effect any issuance of any shares of its capital stock, (b) redeem, purchase or otherwise acquire any shares of its capital stock or (c) declare, set aside or pay any dividends or other distributions in respect of its capital stock.

         6.9. Tax Matters. Without the prior written consent of Buyer, neither the Company nor any of its Subsidiaries shall file any amended Tax Return, change any election or change any accounting method if such amendment or change would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date.

         6.10. Financial Statements. Within 15 days following the end of each monthly period (or four week equivalent) ending prior to the Closing Date beginning with the four week period ending April 13, 2003, the Company shall deliver to the Buyer the unaudited consolidated balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries (including VICORP and Village Inn Pancake House of Albuquerque, Inc.) for such period, which, subject to year-end audit adjustments and the absence of footnotes, shall be prepared in accordance with GAAP.

         6.11. Notice of Breach. The Company shall promptly notify the Buyer of any material breach of any representations and warranties of the Company set forth in Section 3 hereof or any of the covenants of the Company contained herein.

         6.12. Schedules. The Company shall promptly supplement or amend the Schedules hereto with respect to any matter arising after the date hereof which, if existing or occurring on the date hereof, would have been required to be set forth or described in the Schedules hereto, by delivering written notice thereof to the Buyer accompanied by a copy of the applicable supplement or amendment. Any such supplement or amendment shall be solely for the purpose of disclosure to the Buyer hereunder, and for purposes of the conditions to closing set forth in Section 7.1 and the indemnification provisions in Section 13 hereof shall not be deemed to cure any breach of any representation or warranty hereunder that would have occurred in the absence of such supplement or amendment unless the Buyer specifically waives such condition or breach in writing.

         7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

         7.1. Representations and Warranties True at Closing. The representations and warranties made by the Company and the Seller Indemnifying Parties in Sections 3 and 4 hereof, if qualified by a reference to materiality or similar qualifiers, shall be true and correct, and if not so qualified, shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date, provided that this condition shall be deemed satisfied unless the aggregate amount of Damages (as defined in Section 13.1) indemnifiable pursuant to Section 13 with respect to any such breaches of representations and warranties at Closing would be reasonably likely to exceed $5,000,000.

         7.2. Compliance With Agreement. The Company and the Seller Indemnifying Parties shall have performed and complied in all material respects with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

         7.3. Officer's Certificate. The Company shall have delivered to the Buyer in writing, at and as of the Closing, a certificate, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions in each of Sections 7.1 and 7.2 have been satisfied.

         7.4. No Material Adverse Change. There shall have been no change as of the Closing Date, since the date hereof, in the business or the assets of the Company or any of its Subsidiaries which either individually or in the aggregate is or is reasonably likely to result in a Material Adverse Effect.

         7.5. Certificate of Indebtedness and Net Cash. The Sellers shall have caused the Company to prepare and deliver to the Buyer a certificate (the "Certificate of Indebtedness and Net Cash") certifying (a) the amount of Indebtedness of the Company and its Subsidiaries outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon, (b) the Net Cash Amount as of the Closing Date and (c) the amount of outstanding checks as of the Closing Date.

         7.6. No Action or Restraining Order. No action, suit or proceeding shall have been filed or shall be threatened and no restraining order or injunction shall be in effect which would prohibit the transactions contemplated hereby or seek to impose any material liability on any party hereto as a result of the consummation of the transactions contemplated hereby.

         7.7. Resignations of Directors and Officers. The directors and officers of the Company and each of its Subsidiaries set forth on Schedule 7.7 hereto shall have resigned their positions with the Company and/or its Subsidiaries on or prior to the Closing Date.

         7.8. Opinion of Counsel. Each of Bingham McCutchen LLP, counsel to the Company and the LLC, and Stanley Ereckson, Jr., counsel to VICORP, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibits B-1 and B-2, respectively, hereto.

         7.9. HSR Act. Any applicable waiting period under the HSR Act, including any extension, shall have expired, or shall have been earlier terminated.

         7.10. Escrow Agreement. The Seller Representatives, the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

         7.11.    Termination of Agreements. Each of the agreements listed on
Schedule 7.11 hereto shall have been terminated and (a) the Sellers party thereto, and with respect to the Management Fee Agreements, First Capital Corporation of Boston and Goldner Hawn Johnson & Morrison Incorporated shall have released all of their rights and claims against the Company and its Subsidiaries under such agreements and (b) the Sellers party thereto who are not employees of the Company or any of its Subsidiaries and First Capital Corporation of Boston and Goldner Hawn Johnson & Morrison Incorporated shall also have released any and all other rights and claims against the Company and its Subsidiaries, other than the rights and claims arising under this Agreement, the Escrow Agreement and any other agreements to be entered into at the Closing in connection with this Agreement.

         7.12.    Financing. The lenders furnishing the commitments attached as
Schedule 5.6 shall have funded such commitments in accordance with the terms thereof; provided, however, that the Buyer shall not be entitled to assert this condition precedent if the failure of such lenders to fund such commitments shall have resulted from the willful failure of the Buyer to have satisfied all material conditions within its reasonable control to funding thereunder for the purpose of avoiding the Buyer's obligations hereunder.

         7.13. Releases. Each Seller (other than those Sellers who are party to a Contract Termination Agreement) who holds Options as of the Closing Date shall have executed and delivered to the Company a release in the form of Exhibit F attached hereto. Each Seller who is a party to a Contract Termination Agreement shall have executed and delivered to the Company a release in the form described in such Contract Termination Agreement.

         7.14. Certificate as to LLC Pro Rata Shares. The Seller Representatives shall have delivered a certificate certifying the LLC Pro Rata Share of each of the LLC Members (and the LLC Pro Rata Shares of all of the LLC Members as set forth on such certificate shall collectively total 100%).

         7.15. Bronstein Leases. The issue of whether all or any portion of the Bronstein Leases constitute operating leases or capital leases shall have been resolved to the satisfaction of the Buyer; provided, that if the Sellers are willing to treat the Bronstein Leases as capital leases, then this condition shall be deemed to be satisfied.

         7.16. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

         8. CONDITIONS PRECEDENT TO SELLER INDEMNIFYING PARTIES' OBLIGATIONS. The obligation of the Seller Indemnifying Parties to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller Representatives):

         8.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in Section 5 hereof, if qualified by a reference to materiality or similar qualifiers, shall be true and correct, and if not so qualified, shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date, provided that this condition shall be deemed satisfied unless the aggregate amount of Damages indemnifiable pursuant to Section 13 with respect to any such breaches of representations and warranties at Closing would be reasonably likely to exceed $5,000,000.

         8.2. Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

         8.3. Officer's Certificate. The Buyer shall have delivered to the Sellers in writing, at and as of the Closing, a certificate, in form and substance reasonably satisfactory to the Seller Representatives, to the effect that the conditions in each of Sections 8.1 and 8.2 have been satisfied.

         8.4. Discharge of Indebtedness. The Buyer shall have paid in full and terminated all liabilities of the Company and each of its Subsidiaries for all of the Indebtedness evidenced on the Certificate of Indebtedness and Net Cash.

         8.5. Transaction Expenses. The Buyer shall have paid in full and terminated all liabilities of the Sellers for the Transaction Expenses.

         8.6. No Action or Restraining Order. No action, suit or proceeding shall have been filed and no restraining order or injunction shall be in effect which would prohibit the transactions contemplated hereby or seek to impose liability on any party hereto as a result of the consummation of the transactions contemplated hereby.

         8.7. Opinion of Counsel. Sachnoff & Weaver, Ltd., counsel to the Buyer, shall have delivered to the Sellers a written opinion, addressed to the Sellers and dated the Closing Date, substantially in the form of Exhibit C hereto.

         8.8. HSR Act. Any applicable waiting period under the HSR Act, including any extension, shall have expired, or shall have been earlier terminated.

         8.9. Redemption. The Buyer shall have provided the Company with the Redemption Amount specified in Section 1.2 above, and the Redemption shall have been completed.

         8.10. Escrow Agreement. The Seller Representatives, the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

         8.11. New Stock Option Agreements. The Buyer shall have executed and delivered the New Stock Option Agreements for each holder of Rollover Options.

         8.12. Bronstein Leases. The issue of whether all or any portion of the Bronstein Leases constitute operating leases or capital leases shall have been resolved to the satisfaction of the Seller Representatives; provided, that if the Buyer is willing to treat the Bronstein Leases as operating leases, then this condition shall be deemed to be satisfied.

         8.13. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Sellers and their counsel, and each Seller shall have received the originals or certified or other copies of all such records and documents as such Seller may reasonably request.

         9. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

         "Affiliate": As applied to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

         "BBV": BancBoston Ventures Inc., a Massachusetts corporation.

         "Bronstein Leases": The leases of the Company and its Subsidiaries acquired in connection with the acquisition by VICORP of all of the outstanding capital stock of Village Inn Pancake House of Albuquerque, Inc., a New Mexico corporation, in February, 2003.

         "Closing Date Net Working Capital": The Net Working Capital as of the Closing Date, immediately prior to giving effect to the transactions contemplated by this Agreement; provided, that for purposes of determining the Closing Date Net Working Capital, the amount of short-term liability for workers compensation claims of the Company and its Subsidiaries as of the Closing Date shall be deemed to be zero.

         "Continuing Indebtedness": Any Indebtedness (i) consisting of letters of credit issued to support workers' compensation obligations or lease obligations, (ii) consisting of capitalized leases, (iii) consisting of the Unfunded POS Price, (iv) consisting of the Unfunded Capital Expenditure Amount or (v) secured by mortgages held by General Electric Capital Business Asset Funding Corporation or any of its Affiliates on Owned Real Property located at 210 North Blake Road, Hopkins, Minnesota 55343 and 7320 Goodhope Road, Milwaukee, Wisconsin 53223.

         "Contract Termination Agreements": Collectively, (a) the letter agreement dated as of April 14, 2003 among the Company, VICORP and Joseph F. Trungale regarding the termination of the Employment Agreement dated as of May 14, 2001 between VICORP and Joseph F. Trungale and (b) the letter agreement dated as of April 14, 2003 among the Company, VICORP and Robert E. Kaltenbach regarding the termination of the Severance Agreement dated as of July 17, 1998 (as amended) among VICORP and Robert E. Kaltenbach.

         "Contract Termination Payments": The amounts payable to Joseph F. Trungale and Robert E. Kaltenbach under their respective Contract Termination Agreements.

         "Escrow Funds": The amount of funds remaining in the Escrow Account from time to time.

         "GAAP": U.S. generally accepted accounting principles, consistently applied.

         "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness": As applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (a) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker's acceptances or letters of credit (provided, that any increase in the outstanding amount of letters of credit issued to support workers' compensation obligations above the amount of $3,862,500 outstanding as of the date hereof shall not be deemed to be Indebtedness of the Company and its Subsidiaries as of the Closing Date for purposes of Section 1.2(a) hereof), (f) the Unfunded POS Price, (g) the Unfunded Capital Expenditure Amount, (h) any obligations (including, but not limited to, interest, fees, penalties and other expenses) under any interest rate swap agreements or instruments of the Company or its Subsidiaries, (i) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (j) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

         "Intellectual Property": All of the following (including all copies and embodiments thereof, in whatever media): (a) registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and applications to register the same ("Trademarks"); (b) issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto ("Patents"); (c) registered and unregistered copyrights, mask work rights and all applications to register the same ("Copyrights"); (d) computer software and databases ("Software"); (e) licenses and agreements to use or exercise rights in any Trademarks, Patents, Copyrights or Software; (f) Internet domain names; and (g) all categories of trade secrets, know-how, recipes, formulas, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information.

         "IRS": The United States Internal Revenue Service.

         "LLC": Midway Investors, LLC, a Delaware limited liability company.

         "LLC Members": Those Preferred Holders identified on Schedule 2 hereto as LLC Members.

         "LLC Pro-Rata Share": With respect to any LLC Member, the percentage set forth for such LLC Member on the Certificate of LLC Pro-Rata Shares delivered pursuant to Section 7.14.

         "Material Adverse Effect": A material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

         "Net Cash Amount": As of any date, the aggregate amount of the Company's and each of its Subsidiaries' cash and cash equivalents on hand or in bank accounts as of such date after giving effect to the Contract Termination Payments payable on such date and the management fees and other amounts payable on such date under the Management Fee Agreements, minus the aggregate amount of outstanding and unpaid checks issued by the Company and each of its Subsidiaries as of such date, plus (without duplication) the aggregate exercise price paid or deemed paid pursuant to Section 2.2(b) upon exercise of the Non-Rollover Options.

         "Net Working Capital": As of any date, the total (excluding intercompany accounts) of accounts receivable, inventory and prepaid expenses (excluding any deferred tax assets, prepaid income taxes or accrued tax refunds) of the Company and its Subsidiaries, less the total (excluding intercompany accounts) of accounts payable, accrued compensation (including bonuses accrued in the ordinary course), accrued taxes (other than any liability for federal or state income taxes or any reserves for income taxes or any deferred tax liability), accrued insurance and accrued expenses (excluding accrued interest and accrued management fees) of the Company and its Subsidiaries, all determined in accordance with GAAP on a consolidated basis in accordance with the Most Recent Audited Balance Sheet, it being understood and agreed that no long-term assets or liabilities shall be included in any determination of Net Working Capital.

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

         "Options": As of the date hereof, the aggregate amount of unexercised stock options to purchase shares of Class A Preferred Stock, Class C Preferred Stock or Class B Common Stock, as the case may be, as more fully set forth on
Schedule 3 hereto.

         "Permitted Encumbrances": Any (a) liens for Taxes or assessments or other governmental charges not yet due and payable; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such liens attach only to equipment, fixtures or real property of the Company or any of its Subsidiaries; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party; (g) zoning restrictions or recorded easements affecting the use of any Real Property or other minor irregularities in title (including leasehold title) affecting any Real Property, so long as the same do not materially impair the use of such Real Property as it is presently being used in the operation of the business of the Company and its Subsidiaries; (h) liens presently existing or hereafter created pursuant to any agreements or commitments evidencing, or entered into by the Company or any of its Subsidiaries in connection with, Indebtedness of the Company and/or any of its Subsidiaries to be paid and discharged at Closing pursuant to Section 8.4; and (i) any leases or subleases entered into in the ordinary course of business by the Company or any of its Subsidiaries as lessor with respect to excess or unused Real Property.

         "Person": A corporation, a limited liability company, an association, a partnership, an organization, a trust, a business or an individual.

         "Projected Capital Expenditure Amount" means (a) if the Closing Date is prior to May 11, 2003, an amount equal to $3,478,000 plus (i) a fraction, the numerator of which is the number of days between April 13, 2003 and the Closing Date and the denominator of which is 28 multiplied by (ii) $931,000, (b) if the Closing Date is on or after May 11, 2003 but prior to June 8, 2003, an amount equal to $4,409,000 plus (i) a fraction, the numerator of which is the number of days between May 11, 2003 and the Closing Date and the denominator of which is 28 multiplied by (ii) $2,002,000 and (c) if the Closing Date is on or after June 8, 2003, $6,411,000.

         "Pro-Rata Share": With respect to each Seller, a fraction (expressed as a percentage), the numerator of which is the number of Shares sold by such Seller to the Buyer at the Closing (including any shares of Class B Common Stock of the

Company issued to such Seller upon exercise of any Non-Rollover Options) plus the number of shares of Class B Common Stock issuable upon exercise of any Warrants sold by such Seller to the Buyer at the Closing and the denominator of which is the total number of Shares sold by all of the Sellers to the Buyer at the Closing (including the total number of shares of Class B Common Stock of the Company issued to the Sellers upon exercise of any Non-Rollover Options) plus the total number of shares of Class B Common Stock issuable upon exercise of the Warrants sold by the Sellers to the Buyer at the Closing.

         "Subsidiary": As applied to any specified Person, any other Person of which such specified Person shall at the time own, directly or indirectly, through a Subsidiary or otherwise, at least a majority of the outstanding capital stock (or other beneficial interests) entitled to vote generally.

         "Tax": Any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, worker's compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

         "Tax Return": Any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any law, regulation or administrative requirements relating to any Tax.

         "Transaction Expenses": All expenses of the Sellers and the Company incurred in connection with the preparation, execution and consummation of this Agreement and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers, payable by the Sellers pursuant to Section 15.1 hereof that have not been paid as of the Closing.

         "Unfunded Capital Expenditure Amount": The amount, if any, by which the Projected Capital Expenditure Amount exceeds the sum of (a) the aggregate amount of remodeling and maintenance capital expenditures of the Company and its Subsidiaries for corporate, manufacturing (VICOM) and restaurants during the period beginning on October 28, 2002 and ending on the Closing Date plus (b) $50,000.

         "Unfunded POS Price": The amount, if any, by which $7,489,000 exceeds the aggregate amount of cash paid by the Company and its Subsidiaries in connection with the POS system upgrade prior to the Closing Date.

         "VICORP": VICORP Restaurants, Inc., a Colorado corporation.

         "Warrants": The warrants to purchase shares of Class B Common Stock issued by the Company to certain of the Sellers, as more fully set forth on
Schedule 1 hereto.

         10.      CERTAIN COVENANTS.

         10.1. Confidential Information. Any and all information disclosed by the Company, any of its Subsidiaries or any Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Buyer shall remain confidential to the Buyer and its respective employees, agents and investors until the Closing Date. If the transactions contemplated by this Agreement are not consummated, the Buyer agrees not to divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public (without violation of this Agreement). The information intended to be protected hereby shall include, but not be limited to, financial information, franchisee information, lease terms, recipes, and anything else having an economic or pecuniary benefit to the Company, any of its Subsidiaries or any Seller.

         10.2. Releases. Each Seller (other than those Sellers party to a Contract Termination Agreement) who holds Options as of the Closing Date shall execute and deliver to the Company at or prior to the Closing a release in the form of Exhibit F attached hereto. Each Seller party to a Contract Termination Agreement shall execute and deliver to the Company at or prior to the Closing a release in the form described in such Contract Termination Agreement. Each Seller party to any of the agreements listed on Schedule 7.11 hereto and First Capital Corporation of Boston and Goldner Hawn Johnson & Morrison Incorporated shall execute and deliver to the Company at or prior to the Closing a termination agreement in the form of Exhibit G attached hereto.

         10.3.    Tax Matters.

         (a)      Tax Returns.

                  (i) The Buyer will be responsible for and shall cause the Company and its Subsidiaries to timely file any income Tax Returns with a filing due date that is after the Closing Date for tax periods of the Company and its Subsidiaries that end on or before the Closing Date. If the fiscal year 2002 federal income Tax Returns of the Company and its Subsidiaries (the "2002 Federal Tax Returns") have not been filed as of the Closing Date, the Buyer shall cause the 2002 Federal Tax Returns to be filed within 60 days after the Closing Date. Within 30 days after the Closing Date, the Buyer shall cause the Company and/or its Subsidiaries to file for a refund of the full amount of the estimated federal income Tax payment of $1,300,000 made by the Company and/or its Subsidiaries on or about February 15, 2003 (the "Estimated Tax Payment Refund Filing"). Within 150 days after the Closing Date, the Buyer shall cause the federal income Tax Returns of the Company and its Subsidiaries for the partial tax year ending on the Closing Date (the "Stub Period Federal Tax Returns") to be filed. Within 60 days following the filing of the Stub Period Federal Tax Returns, the Buyer shall cause to be filed either
(A) amendments to the fiscal year 2001 and 2002 federal income Tax Returns of the Company and its Subsidiaries or (B) an IRS Form 1139 to apply any net operating loss of the Company or its Subsidiaries for any partial tax year ending on the Closing Date to the preceding tax years (either (A) or (B), the "2001/2002 Federal Tax Return Amendments"). The Buyer shall cause the Company and its Subsidiaries, or the accountants for the Company and its Subsidiaries, to prepare and file each of the Tax Returns and other filings required to be filed pursuant to this Section 10.3(a)(i) in accordance with the provisions of
Section 10.3(b)(i).

                  (ii) The Buyer shall provide the Seller Representatives with copies of the 2002 Federal Tax Returns, the Stub Period Federal Tax Returns and the 2001/2002 Federal Tax Return Amendments for their review and comment at least 30 days prior to the applicable filing deadline set forth in Section 10.3(a)(i) above (the "Tax Refund Materials"). The Seller Representatives shall have a period of 15 days to provide the Buyer with a statement of any disputed items with respect to the Tax Refund Materials. In the event the Seller Representatives and the Buyer are unable to reach agreement with respect to any disputed items within a period of 5 days, all such disputed items shall be submitted to the Independent Accountant for final resolution prior to the applicable filing deadline. In addition, the Buyer shall provide the Seller Representatives with a copy of the Estimated Tax Payment Refund Filing at least 15 days prior to the applicable filing deadline set forth in Section 10.3(a)(i) above, and the Seller Representatives shall have a period of 5 days to provide the Buyer with a statement of any disputed items with respect to the Estimated Tax Payment Refund Filing. In the event the Seller Representatives and the Buyer are unable to reach agreement with respect to any disputed items within a period of 5 days, all such disputed items shall be submitted to the Independent Accountant for final resolution prior to the applicable filing deadline. In the event the Independent Accountant fails to resolve any disputed items prior to the applicable filing deadline and, as a result, the Buyer does not make the required filings by the applicable filing deadline, the Buyer shall not be deemed to have breached this Section 10.3 so long as the Buyer makes the required filings promptly following resolution of such disputed items, which shall be no later than 30 days after the applicable filing deadline.

                  (iii) The Buyer shall provide the Seller Representatives with copies of all state and local income Tax Returns of the Company and its Subsidiaries that include a taxable period prior to the Closing Date for their review and comment at least 30 days prior to the applicable filing deadline (subject to any extensions of such filing deadline) for such Tax Returns together with the Buyer's calculation of the Tax refund to be received, or the Taxes payable, with respect to the Pre-Closing Tax Period (the "Tax Materials"). The Seller Representatives shall have a period of 15 days to provide the Buyer with a statement of any disputed items with respect to the Tax Materials. In the event the Seller Representatives and the Buyer are unable to reach agreement with respect to any disputed items within a period of 5 days, all such disputed items shall be submitted to the Independent Accountant for final resolution prior to the applicable filing deadline. As used herein, "Pre-Closing Tax Period" means (i) any taxable period of the Company or its Subsidiaries that begins on or before the Closing Date and ends on or before the Closing Date and (ii) with respect to any other taxable period of the Company or its Subsidiaries that includes the Closing Date, the portion of such taxable period prior to and including the Closing Date.

                  (iv) The Buyer and the Sellers agree that if the Company or any of its Subsidiaries is permitted under any applicable state or local income tax law to treat the Closing Date as the last day of the taxable period during which the Closing occurs, the Buyer and the Sellers shall treat (and shall cause their respective Affiliates to treat) such date as the last day of such taxable period.

         (b)      Tax Refunds With Respect to Pre-Closing Tax Periods.

                  (i) The Buyer shall cause each federal or state income Tax Return of the Company and its Subsidiaries filed after the Closing Date that includes a Pre-Closing Tax Period (including, without limitation, the 2002 Federal Tax Returns, the Estimated Tax Payment Refund Filing, the Stub Period Federal Tax Returns and the 2001/2002 Federal Tax Return Amendments) to claim the maximum amount of income tax refunds to which the Company and its Subsidiaries may be entitled; provided, however, that each such Tax Return shall be prepared in accordance with the most recent past practices of the Company and its Subsidiaries. In connection with such filings, the Buyer shall cause the Company and its Subsidiaries to apply any net operating loss of the Company or its Subsidiaries for the tax year ending on the Closing Date (the "Pre-Closing NOL") to any successive preceding tax years until all of the Pre-Closing NOL has been applied. Notwithstanding the foregoing provisions of this Section 10.3(b)(i), the Buyer and the Sellers hereby acknowledge and agree that the Company and its Subsidiaries are expected to incur certain deductible expenses on the Closing Date immediately prior to giving effect to the Closing, including without limitation, expenses related to the exercise of Non-Rollover Options as contemplated by Section 2.2(a), the payment of the Contract Termination Payments as contemplated by Section 2.2(b) and the termination or prepayment of certain Indebtedness in connection with the Closing as contemplated by Section 2.2(g), and such deductible expenses shall be reported in the determination of the income or loss of the Company or its Subsidiaries pursuant to any federal or state income Tax Return of the Company or its Subsidiaries filed after the Closing Date that includes a Pre-Closing Tax Period.

                  (ii) The Buyer and the Sellers agree that any federal or state income tax refunds payable to the Company or its Subsidiaries with respect to the carryback or application of the Pre-Closing NOL to any Pre-Closing Tax Period shall be for the account of the Sellers. Within five (5) days after receipt of each such refund by the Company or its Subsidiaries after the Closing Date, the Buyer shall pay to the Sellers an amount equal to such refund as follows: (A) the initial $1,300,000 in such refunds shall be deposited into the Escrow Account, as an addition to the Escrow Funds, by wire transfer of immediately available funds to the Escrow Agent; provided, that in the event that any such refunds are received by the Company or its Subsidiaries after the tenth day prior to the date that is 18 months from the Closing Date, the Buyer shall pay the applicable amount of such refunds by wire transfer of immediately available funds directly to the Seller Representatives for distribution to the Sellers in accordance with their respective Pro Rata Shares; and (B) the amount of such refunds in excess of the initial $1,300,000 of such refunds (less any amounts paid by offset pursuant to Section 1.2(c)) shall be paid by wire transfer of immediately available funds to the Seller Representatives for distribution to the Sellers in accordance with their respective Pro Rata Shares.

                  (iii) The Buyer shall permit the Seller Representatives to control the prosecution of any refund claim payable for the account of the Sellers and, where deemed appropriate by the Seller Representatives, shall cause the Buyer to authorize by appropriate powers of attorney such Persons as the Seller Representatives shall designate to represent the Company and its Subsidiaries with respect to such refund claim; provided, however, that the Sellers shall take no action that would increase the tax liability of the Company and its Subsidiaries for any tax period beginning on or after the Closing Date and ending after the Closing Date (other than as a consequence of any reduction of any net operating loss of the Company or its Subsidiaries for the partial tax year ending on the Closing Date by the carryback of all or any portion of such net operating loss to any prior tax period) unless such action is agreed to by the Buyer; provided, further, that the Sellers shall be responsible for paying any costs and expenses incurred by the Seller Representatives in connection with any such prosecution.

                  (iv) Buyer shall not amend, and shall not permit the Company or any of its Subsidiaries to amend, any income Tax Return or election made in connection with such income Tax Return for any Pre-Closing Tax Period without the prior written consent of the Seller Representatives if such amendment would have the effect of reducing the amount of any refunds to which the Sellers would otherwise be entitled pursuant to this Section 10.3(b).

                  (v) The parties acknowledge and agree that the estimated federal income tax payment of the Company and its Subsidiaries due on April 15, 2003 shall be reduced to take into account the Company's good faith estimate of the deductions resulting from the exercise of employee stock options, the payment of the Contract Termination Payments and certain other deductible expenses to be incurred by the Company and its Subsidiaries as of the Closing Date immediately prior to giving effect to the Closing, as a result of the transactions contemplated hereby.

                  (vi) The Buyer and the Sellers agree that any federal, state or local income tax refunds payable to the Company or its Subsidiaries with respect to the carryback of any net operating loss of the Company or its Subsidiaries for any taxable period that begins on or after the Closing Date and ends after the Closing Date (a "Post-Closing NOL") to any Pre-Closing Tax Period shall be for the account of the Buyer; provided, that the Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, file any Tax Return (including, without limitation, any amendment to any Tax Return or any IRS Form
1139) of the Company or its Subsidiaries in which a Post-Closing NOL is carried back to any Pre-Closing Tax Period (a "Post-Closing NOL Return") until such time as the Sellers have received the maximum amount of refunds available to them with respect to the application or carryback of the Pre-Closing NOL to the Pre-Closing Tax Period in accordance with Section 10.3(b)(i). The Buyer shall provide the Seller Representatives with written notice that the Buyer intends to file a Post-Closing NOL Return at least 30 days prior to the date of filing thereof. The Seller Representatives shall have a period of 15 days to provide the Buyer with a written statement of objection to such filing, provided that the basis for any such objection shall be limited to the Sellers' failure to receive the maximum amount of refunds available to them with respect to the application or carryback of the Pre-Closing NOL to the Pre-Closing Tax Period in accordance with Section 10.3(b)(i). In the event that the Seller Representatives and the Buyer are unable to reach agreement with respect to any such objection by the Sellers within a period of 5 days, any such dispute shall be submitted to the Independent Accountant for final resolution prior to the filing of such Post-Closing NOL Return.

         (c) Tax Cooperation. The Buyer and the Sellers shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and its Subsidiaries and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party a reasonable opportunity to review and copy the same.

         (d)      Post-Closing Audits.

                  (i) The Buyer shall notify the Seller Representatives in writing within 10 days after receipt by the Buyer, the Company or any Subsidiary of the Company of any official inquiry, examination, audit or proceeding ("Audit") regarding any Tax Return or period with respect to which the Sellers may have a right to a refund under Section 10.3(b) or an indemnification obligation under Section 10.3(e). The Seller Representatives shall have the right to exercise, on behalf of the Sellers and at the expense of the Sellers, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any taxable period that ends on or before the Closing Date. The Buyer shall cooperate with the Seller Representatives, as reasonably requested by the Seller Representatives, in any such Audit.

                  (ii) The Buyer shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return other than as described in Section 10.3(d)(i) above (including the right to settle or otherwise terminate any contest with respect thereto); provided that in the case of any Tax Return for a period beginning before the Closing Date, the Buyer shall settle any issue (if such settlement would result in a required indemnification payment by the Sellers under Section 10.3(e)) only with the prior consent of the Seller Representatives, which consent shall not be unreasonably withheld.

         (e)      Indemnification.

                  (i) After the Closing Date, and regardless of whether the Buyer would be entitled to indemnification for such amount under Section 13.1, the Sellers shall indemnify and hold harmless the Buyer and the Company and each of their respective Affiliates, successors and assigns from and against any unpaid Tax liability (calculated after taking into account any unrefunded estimated tax payments or other tax payments made by the Company prior to the Closing Date and net of any reserve or accrual for Tax liabilities as set forth on the Final Net Working Capital Schedule) with respect to a taxable period ending on or before the Closing Date or a Pre-Closing Tax Period, determined on the basis set forth in Section 10.3(e)(ii) below. The Sellers shall pay such amounts as they are obligated to pay to the Buyer or the Company within 15 calendar days after payment of any applicable Tax liability by the Buyer or the Company. The Sellers shall also indemnify and hold harmless the Buyer and the Company, regardless of whether the Buyer would be entitled to indemnification for such amount under Section 13.1, from and against any Tax liability for periods prior to and including the Closing Date resulting from the Company or any of its Subsidiaries being severally liable for any Taxes of any consolidated group of which the Company or any of its Subsidiaries (prior to the Closing
Date) was or is a member pursuant to Treasury Regulations Sec. 1.1502-6 or any analogous state or local tax provisions, determined on the basis set forth in Section 10.3(e)(ii) below. The payment of any Tax liability by the Sellers as provided under this Section 10.3(e) shall be subject to the limitations contained in Sections 13.4(c), (d), (e), (f), (j) and (k). Claims made pursuant to this Section 10.3 may only be asserted prior to the expiration of the applicable statute of limitations.

                  (ii) Any Taxes for a period of time including both a pre-Closing period and a post-Closing period shall be apportioned between such pre-Closing period and the post-Closing period based, in the case of real and personal property Taxes, in a per diem basis and in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company during such pre-Closing period and post-Closing period determined as if the books of the Company and each of its Subsidiaries were closed on the Closing Date.

                  (iii) Notwithstanding anything to the contrary contained herein, the Sellers shall have no liability or obligation under this Section 10.3(e) or otherwise with respect to any unpaid Tax liability of the Company or its Subsidiaries to the extent arising from any disallowance, return, reduction or any other adjustments of any refund of income Taxes attributable to the carryback of any Post-Closing NOL to any Pre-Closing Tax Period.

         10.4. Non-Solicitation. From and after the Closing Date until the second anniversary of the Closing Date, neither any Seller nor BBV nor Marathon nor any of their respective Affiliates shall, without the prior written consent of the Buyer, solicit or encourage Joseph F. Trungale, Robert E. Kaltenbach, William S. Hoppe, Stanley Ereckson, Jr. or Timothy Kanaly to leave the Company's or such Subsidiary's employ for employment by or with such Seller, BBV, Marathon or any of their respective Affiliates or any competitor of the Company or any of the Company's Subsidiaries; provided, that (i) the foregoing provisions of this
Section 10.4 shall not restrict any Seller, BBV, Marathon or any of their respective Affiliates from hiring any of the foregoing employees following any termination of such employee by the Company or any of its Subsidiaries and (ii) general solicitations of employment not specifically directed towards such employees shall not be deemed to constitute a breach of the provisions of this
Section 10.4.

         10.5. Certain Environmental Matters. Except with respect to those matters listed on Schedule 3.11(b) and/or Schedule 13.1, the Buyer shall not undertake environmental testing, sampling, monitoring or remediation activities (any such activity or activities, an "Environmental Investigation") which are not (a) required by applicable Environmental Laws or any federal, state or local governmental authority, (b) in response to a third-party notice or claim asserting liability or potential liability arising out of an environmental condition in connection with acts, events or circumstances existing or occurring prior to the Closing, (c) in response to due diligence or other requirements of any Person (i) providing the Buyer with financing for the consummation of the transactions contemplated hereby or any refinancing thereof, (ii) taking a security interest in any applicable site or (iii) purchasing any applicable site from Buyer, (d) required in connection with any lease arrangement affecting any applicable site, (e) precipitated by Buyer's reasonable determination that an environmental condition exists or could exist which would present a risk of material harm to human health or the environment, violate applicable Environmental Laws, require remediation under any applicable Environmental Laws or give rise to any material liability of the Buyer under any applicable Environmental Laws or (f) in response to or in connection with any environmental condition first arising or occurring after the Closing. This covenant shall survive the Closing for a period of eighteen (18) months following the Closing and shall thereafter terminate and be of no further force or effect. The parties agree that Sellers' sole remedy for a breach of this covenant by Buyer shall be that Buyer shall not be entitled to seek indemnification from Sellers for Damages sustained by Buyer in connection with or arising out of an Environmental Investigation undertaken by Buyer in breach of this provision.

         10.6. Payment of Accrued Bonuses. After the Closing, the Buyer shall cause the Company and its Subsidiaries to pay to the applicable employees of the Company and its Subsidiaries the amount of their respective bonuses accrued in the ordinary course as of the Closing Date in the aggregate amount set forth on the Final Net Working Capital Schedule at such time as bonus payments for the current fiscal year of the Company and its Subsidiaries are payable under the terms of the applicable bonus or incentive program documents, agreements or plans as in effect on the Closing Date; provided, however, that Buyer shall only be required to cause the Company and its Subsidiaries to make such bonus payments to the extent such bonus payments are actually earned in accordance with the terms of the applicable bonus or incentive program documents, agreements or plans as in effect on the Closing Date.

         10.7.    Non-Competition.

         (a)      Each of Joseph F. Trungale, Robert E. Kaltenbach and William
S. Hoppe (each an "Executive") acknowledges that: (i) he is currently an executive officer of VICORP and a shareholder or optionholder of the Company;
(ii) from and after the Closing Date, VICORP will continue to be engaged in the business of (A) operating and managing family dining restaurants and enterprises or (B) conducting such other activities as are undertaken from time to time by VICORP or any of its subsidiaries or parent companies as a result of future acquisitions, or otherwise (collectively, the "Business"); (iii) VICORP and the Company are and will be actively engaged in the Business throughout North America; (iv) Executive, as a selling shareholder or optionholder of the Company, will benefit, financially and otherwise, from the consummation of the transactions contemplated by this Agreement; (v) Executive is one of the persons who will be developing the Business; (vi) Executive will continue to occupy a position of trust and confidence with

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

VICORP after the Closing Date and, therefore, Executive will continue to become familiar with VICORP's and the Company's and each of their subsidiaries' (collectively, the "Group") trade secrets and with other proprietary and confidential information concerning the Group and the Business (and the other businesses of the Group); and (vii) the agreements and covenants contained in this Section 10.7 are essential to protect the Group and the goodwill of the Business.

         (b) Each Executive hereby agrees that he will not, at any time during the Restricted Period (as defined below), anywhere in North America (the "Restricted Territory") (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) own, operate, manage, control, invest in, perform services for, or engage or render services to (alone or through any other person or entity) the following Entities (as defined below), or any subsidiaries or affiliates in which the Entities have a controlling interest: Bob Evans'; IHOP; Denny's; Perkin's; Marie Calendar; Mimi's; and Cracker Barrel (the "Entities"); provided, however, that the Executive can be associated with a national or state not-for-profit restaurant association whose membership includes these corporations and as such, from time to time, shall receive consultation and services from Executive provided as a restaurant association officer or director, and, provided, further, that the Executive can be employed by, engaged by or associated with, a person or entity that provides services to the Entities so long as the Executive does not himself provide such services or work on matters related to the Entities. The term "Restricted Period" means (i) with respect to Joseph F. Trungale, (A) the period of time from the Closing Date until six (6) months after the termination for any reason of his employment relationship with the Group or any successor thereto (whether pursuant to a written agreement or otherwise) if such employment is terminated prior to the first (1st) anniversary of Closing Date or (B) the period of time from the Closing Date until one (1) year after the termination for any reason of his employment relationship with the Group or any successor thereto (whether pursuant to a written agreement or otherwise) if such employment is terminated on or after the first (1st) anniversary of Closing Date or (C) such longer period of time as may be determined pursuant to agreement between the Buyer and Joseph F. Trungale if his employment relationship with the Group or any successor thereto is terminated (whether pursuant to a written agreement or otherwise) at any time; (ii) with respect to Robert E. Kaltenbach, the longer of (A) the period of time from the Closing Date until one (1) year after the termination for any reason of his employment relationship with the Group or any successor thereto (whether pursuant to a written agreement or otherwise) or (B) such period of time as may be determined pursuant to agreement between Buyer and Robert E. Kaltenbach; and
(iii) with respect to William S. Hoppe, the period of time from the Closing Date until one (1) year after the termination for any reason of his employment relationship with the Group or any successor thereto (whether pursuant to a written agreement or otherwise). The Restricted Period shall be extended for a period equal to any time period that a court determines Executive is in violation of this Section 10.7(b). Nothing contained in this Section 10.7(b) shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and Executive's associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of one percent (1%) of the stock of such corporation.

         (c) The parties acknowledge that the business of VICORP and the Company is and will be national in scope and thus the covenants in this Section
10.7 would be ineffective if the covenants were to be limited to a particular geographic area. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 10.7 not fully enforceable, the other provisions of this Section 10.7, and this Agreement in general, will nevertheless stand and, to the full extent consistent with law, continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Section 10.7 which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 10.7(b), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances but not in excess of the territory provided for in Section 10.7(b)).

         11. HSR ACT. The Buyer, the Sellers and the Company shall, within five (5) business days after the date hereof, if required by law, file with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed by them under the HSR Act concerning the transactions contemplated hereby, and shall request early termination of the waiting period under the HSR Act. The Buyer, the Sellers and the Company hereby agree that they will promptly comply with any request by the Department of Justice or the Federal Trade Commission for additional documents or information so that such waiting period shall expire as soon as practicable after the execution and delivery of this Agreement.

         12. EXCLUSIVE DEALING. The Sellers hereby agree that during the Exclusivity Period (as defined below), neither the Sellers, the Company or any of its Subsidiaries nor any of their respective Affiliates shall engage in negotiations with any Person, other than the Buyer, concerning the purchase of all or any substantial portion of the capital stock or assets of the Company or any of its Subsidiaries. The "Exclusivity Period" shall be the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions hereof.

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

         13.      INDEMNIFICATION.

         13.1. Indemnity by the Seller Indemnifying Parties. Subject to the limitations set forth in Section 10.5 and the overall limitations, the minimum amounts, the time limitations and other provisions set forth in Section 13.4, as applicable,

         (a) each of the Sellers agrees severally, and not jointly, to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the fees and disbursements of counsel (collectively, "Damages"), related to or arising directly or indirectly out of:

                  (i) any breach of any representation or warranty made by the Company in Section 3 or by such Seller in Section 4 (other than any representation or warranty relating to any workers compensation claims);

                  (ii) any breach of any covenant made by the Company or by such Seller in this Agreement;

                  (iii)    any of the environmental conditions listed on
         Schedule 13.1 to the extent that such environmental conditions existed on or prior to the Closing Date, including, without limitation, the passive migration or expansion of any such pre-existing environmental condition, and either (x) such Damages arise out of the exercise of any governmental authority or third party rights under applicable Environmental Law or common law or (y) a cleanup, removal, remediation, investigation and/or regulatory closure of such pre-existing environmental condition is imposed on the Buyer by applicable Environmental Law or constitutes good and customary practice (collectively, "Special Environmental Claims"); provided, that (A) for purposes of this Section 13.1, "good and customary practice" shall mean those investigations, risk assessments and other steps necessary to obtain a "no further action" letter, or letter of similar import, from applicable regulatory authorities (a "Governmental Determination") with respect to such pre-existing environmental condition assuming, for all purposes, a commercial use of the relevant property; and (B) the Buyer shall notify the Seller Representatives in writing (describing in reasonable detail the proposed costs or expenses to be incurred) at least 15 days prior to incurring any costs or expenses with respect to any investigation, risk assessment or other steps necessary to obtain a Governmental Determination for which the Buyer will be seeking indemnification by the Sellers hereunder;

                  (iv) any claim, liability or obligation of the Company or any of its Subsidiaries arising under any class action lawsuit or governmental proceeding alleging any violation by the Company or any of its Subsidiaries on or prior to the Closing Date of the Fair Labor Standards Act or any analogous state law, rule or regulation regarding the payment of wages or other forms of compensation ("Special Labor Claims"); or

                  (v) any claim, liability or obligation of the Company or any of its Subsidiaries with respect to any of the items disclosed on Parts I, II or III of Schedule 3.9(a) (other than any workers' compensation matters) to the extent that the liability with respect thereto exceeds the reserve for legal settlements on the Final Net Working Capital Schedule; and

         (b) each of the Preferred Holders agrees severally, and not jointly, to indemnify and hold the Buyer harmless from and with respect to any Damages related to or arising directly or indirectly out of any breach of the representations or warranties made by such Preferred Holder in Section 4.2 regarding title to the Preferred Stock.

         13.2. Indemnity by the Buyer. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 13.4, the Buyer agrees to indemnify and hold each of the Seller Indemnifying Parties harmless from and with respect to any and all Damages, related to or arising directly or indirectly out of any breach by the Buyer of any representation or warranty or covenant made by the Buyer in this Agreement.

         13.3. Third Party Claims. In the event that a party claiming a right of indemnification hereunder (each an "Indemnitee") desires to make a claim against any other party or parties (the "Indemnitor") in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnitee by any third party for which the Indemnitee may seek indemnification hereunder (a "Third Party Claim"), the Indemnitee shall promptly notify Indemnitor (or, if the Indemnitor is one or more of the Seller Indemnifying Parties, the Seller Representatives) of such Third Party Claim and of the Indemnitee's claim of indemnification with respect thereto. The Indemnitor shall have forty-five (45) days after receipt of such notice (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) to notify the Indemnitee if the Indemnitor has elected to assume the defense of such Third Party Claim; provided that Indemnitor shall not be entitled to assume the defense of any Third Party Claim (but, the Indemnitor may participate in the defense of such Third Party Claim with its own counsel at its own expense) for which the Indemnitee is conducting such defense actively and diligently unless and until the aggregate amount of all Damages for claims subject to the Deductible Amount exceeds the Deductible Amount; and provided further that for so long as Indemnitor

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

is not entitled to assume the defense of a Third Party Claim arising under
Section 13.1(a)(iii) or 13.1(a)(v) and Indemnitee maintains control over the defense of such claims, Indemnitee shall not (a) settle any Third Party Claim arising under Section 13.1(a)(iii) or consent to the entry of judgment or take any remedial action with respect thereto unless such settlement, consent or action is made or taken on commercially reasonable terms or (b) settle any Third Party Claim arising under Section 13.1(a)(v) or consent to the entry of judgment with respect thereto in an amount in excess of $50,000 without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnitor elects to assume the defense of such Third Party Claim pursuant to the terms hereof, the Indemnitor shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided that (a) the Indemnitor shall conduct such defense actively and diligently, (b) the Indemnitee may participate in the defense of such Third Party Claim with its own counsel at its own expense and (c) the Indemnitor may not settle any Third Party Claim or consent to the entry of judgment with respect thereto without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed); provided further, that in the event that the Indemnitee withholds its consent to any settlement of, or entry of judgment with respect to, a Third Party Claim (other than a Third Party Claim involving a claim for equitable relief against the Company or any of its Subsidiaries), (i) the Indemnitor's maximum liability under this Section 13 with respect to such Third Party Claim shall be limited to the amount that would be payable by the Indemnitor under this Section 13 if such settlement had been entered into or such judgment had been entered and (ii) the Indemnitee shall thereafter assume the defense of such Third Party Claim at its own expense and shall conduct such defense actively and diligently (and the Indemnitor may participate in such defense with its own counsel at its own expense). If the Indemnitor fails to notify the Indemnitee as required above after receipt of the Indemnitee's notice of a Third Party Claim or fails to conduct the defense as required above, the Indemnitee shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnitor, provided that the Indemnitee may not settle any Third Party Claim without the consent (which consent shall not be unreasonably withheld or delayed) of the Indemnitor.

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

         13.4.    Limitations of Liability.

         (a) Subject to paragraphs (c)-(j) below, the Seller Indemnifying Parties shall not be required to indemnify the Buyer hereunder with respect to claims for Damages pursuant to Section 13.1(a) (other than claims for Damages relating to a breach of Section 1.2(a), 1.2(c), 1.5 or 10.4 by the Company or any Seller) except to the extent that the aggregate amount of Damages with respect to any claim or series of related claims for which the Buyer is otherwise entitled to indemnification pursuant to Section 13.1(a) exceeds $10,000 (the "Minimum Claim Amount") (it being understood and agreed that the Seller Indemnifying Parties shall not be liable for any Damages with respect to any claim or series of related claims in the event that such Damages are less than the Minimum Claim Amount) and the aggregate amount of Damages for which the Buyer is otherwise entitled to indemnification pursuant to Section 13.1(a) exceeds $1,000,000 (the "Deductible Amount") (it being understood and agreed that (A) any claim or series of related claims for Damages of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) the Deductible Amount is intended as a deductible, and the Seller Indemnifying Parties shall not be liable for any Damages less than the Deductible Amount for which the Buyer is otherwise entitled to indemnification); provided that the Deductible Amount shall not apply to breaches of representations and warranties contained in Sections 3.1, 3.3, 3.7, 3.18, 4.1 and 4.2 or to claims for Damages relating to a breach of Section 1.2(a), 1.2(c), 1.5 or 10.4 by the Company or any Seller.

         (b) Subject to paragraphs (c)-(j) below, except with respect to claims for Damages relating to a breach of the representations and warranties of the Company contained in Section 3.1, 3.3, 3.7 and 3.18 and claims for Damages relating to a breach of the representations and warranties of each Seller Indemnifying Party contained in Section 4 claims for Damages relating to a breach of Section 1.2(a), 1.2(c), 1.5 or 10.4 by the Company or any Seller, which will be limited as set forth in paragraphs (c) and (d) below, the aggregate Damages payable by the Seller Indemnifying Parties pursuant to Section 13.1(a) with respect to all claims for indemnification (including, without limitation, any Special Environmental Claims) shall not exceed an amount equal to $13,000,000 (the "Maximum Amount") and the aggregate Damages payable by each Seller pursuant to Section 13.1(a) with respect to all claims for indemnification shall not exceed an amount equal to the Maximum Amount multiplied by the Pro Rata Share of such Seller. For purposes of calculating a Seller's Pro Rata Share under this Section 13 only, all shares of Common Stock of the Company that would have been issued to such Seller upon exercise of such Seller's Rollover Options shall be deemed to have been issued and sold to the Buyer at the Closing. Notwithstanding the foregoing, the aggregate Damages payable by the Seller Indemnifying Parties pursuant to Section 13.1(a)(iii) with respect to all Special Environmental Claims shall not exceed an amount equal to $2,500,000 (the "Special Environmental Claim Maximum Amount") and the aggregate Damages payable by each Seller pursuant to Section 13.1(a)(iii) with respect to all Special Environmental Claims shall not exceed an amount equal to the Special Environmental Claim Maximum Amount multiplied by the Pro Rata Share of such Seller.

         (c) The maximum liability of any Seller with respect to any claims for Damages relating to a breach of the representations and warranties of the Company contained in Section 3.1, 3.3, 3.7 and 3.18 or a breach of Sections 1.2(c) or 1.5 by the Sellers or a breach of Section 10.4 by such Seller , together with all other Damages payable by such Seller under Section 10.3(e) or this Section 13, shall not exceed the full amount of the Purchase Price received by such Seller, less in each case any amount previously paid or to be paid by such Seller pursuant to Section 10.3(e) or this Section 13.

         (d) The maximum liability of any Seller with respect to any Third Party Claim or other claim for Damages shall be the amount thereof multiplied by such Seller's Pro Rata Share; provided, however, that the representations and warranties contained in Section 4 and (if applicable) the covenants in Sections
10.4 and 10.7 are made severally by each Seller as to himself, herself or itself only and any Seller who has breached such representation or warranty or covenant as to himself, herself or itself (but only such Seller) shall be liable with respect to all Damages arising from the breach thereof, up to an amount equal to the Maximum Amount multiplied by such Seller's Pro Rata Share and, in the case of Damages arising from any breach of such Seller's representations and warranties in Section 4.2 hereof, up to the full amount of the Purchase Price and the Redemption Amount received by such Seller, less in each case any amount previously paid or to be paid by such Seller pursuant to Section 10.3(e) or this
Section 13, and no other Seller shall be liable for any such Damages.

         (e) Notwithstanding any provision herein to the contrary, the Buyer shall seek payment for any amounts due with respect to all claims for indemnification under Section 10.3(e) or Section 13.1 hereof solely as follows:
(i) with respect to all such claims (other than claims related to a breach of any representations and warranties contained in Sections 3.1, 3.3, 3.7, 3.18,
4.1 or 4.2, claims for Damages relating to a breach of Section 1.2(a), 1.2(c),
1.5 or 10.4 by the Company or any Seller or claims for indemnification under
Section 10.3(e)), the Buyer shall seek payment solely from the Escrow Funds in accordance with the provisions of the Escrow Agreement and none of the Sellers shall have any liability for any such claims for any amount other than the amount of the Escrow Funds; (ii) with respect to any such claims related to a breach of any representations and warranties contained in Sections 3.1, 3.3, 3.7 or 3.18, claims for Damages relating to a breach of Section 1.2(a), or 1.5 by the Company or the Sellers or indemnification under Section 10.3(e), the Buyer shall seek payment only as follows: (A) first, out of the Escrow Funds in accordance with the provisions of the Escrow Agreement and (B) second, to the extent that amounts owing by the Sellers exceed the amount of the Escrow Funds

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

released in payment thereof, the Buyer shall be entitled to seek payment from each Seller directly for such Seller's Pro Rata Share of the amount of such excess; (iii) with respect to any such claims related to a breach of Section 1.2(c), the Buyer shall seek payments in accordance with Section 1.2(c); (iv) with respect to any such claims related to a breach of any representations and warranties contained in Section 4 (other than Section 4.1 or 4.2), the Buyer shall seek payment only from the amount of the Escrow Funds otherwise distributable under the Escrow Agreement to the Seller who is severally liable for such claim; (v) the Buyer may seek payment for any amounts due with respect to any claims related to a breach of the representations and warranties contained in Section 4.1 or 4.2 or related to a breach of Section 10.4 or 10.7 either from the Seller Indemnifying Party who is severally liable for such claim or from the amount of the Escrow Funds otherwise distributable to such Seller Indemnifying Party under the Escrow Agreement; and (vi) with respect to any Special Labor Claims brought or asserted more than eighteen (18) months after the Closing Date, the Buyer shall seek payment solely from the Escrow Funds in accordance with the provisions of the Escrow Agreement, up to a maximum amount equal to the lesser of (x) the amount of the remaining Escrow Funds then available for distribution and (y) $3,000,000, and none of the Sellers shall have any liability for any such Special Labor Claims in excess of such amount.

         (f) The Sellers and the Buyer acknowledge that at or after the Closing, the LLC intends to distribute the amount of the Purchase Price received by it to the LLC Members, and the Buyer desires that the LLC Members be individually liable for their pro rata share of the obligations of the LLC for any indemnification payments under Section 10.3(e) and Section 13. Accordingly, notwithstanding anything to the contrary contained herein, (i) the LLC shall have no liability for any indemnification payments under Section 10.3(e) or
Section 13 and (ii) for purposes of Section 10.3(e) and Section 13, each LLC Member shall be treated as a Seller and shall be liable to the Buyer for indemnification payments hereunder and thereunder (A) to the extent of such LLC Member's LLC Pro Rata Share of any amounts that would otherwise (but for the terms of the foregoing clause (i)) be payable by the LLC hereunder and thereunder and (B) to the extent of any liability for indemnification for breach of the representations and warranties contained in Section 4.2 regarding title to shares of Preferred Stock owned by such LLC Member.

         (g) Subject to paragraph (h) below, no action or claim for Damages pursuant to this Section 13 shall be brought or asserted after the date eighteen
(18) months from the Closing.

         (h) The limitations set forth in paragraph (g) above shall not apply to any Damages arising from a breach of the representations and warranties contained in Sections 3.1, 3.3, 3.7, 3.18, 4.1 and 4.2, a breach of Section 10.4 by any Seller or any Special Labor Claims, provided however that (i) no Seller Indemnifying Party shall be liable for any Damages arising from a breach of the representations and warranties contained in Sections 3.1, 3.3, 3.7, 3.18, 4.1 or 4.2 unless the Buyer has asserted a claim for such Damages prior to the sixtieth (60th) day following the expiration of the applicable statute of limitations, (ii) no Seller Indemnifying Party shall be liable for damages arising from any breach of Section 10.4 unless the Buyer has asserted a claim for such Damages prior to the sixtieth (60th) day following the second anniversary of the Closing Date and (iii) no Seller Indemnifying Party shall be liable for Damages arising from any Special Labor Claims unless the Buyer has asserted a claim for such Damages prior to the sixtieth (60th) day following the fourth anniversary of the Closing Date. The Buyer is hereby deemed to have asserted a claim as of the Closing Date for Damages arising under Section 13.1(a)(iii) and Section 13.1(a)(v).

         (i) For purposes of Section 13.1, in determining whether there has been any breach of any representation or warranty made by the Company or any Seller Indemnifying Party, such representations and warranties shall be read without regard to any materiality or "Material Adverse Effect" qualifier contained therein, and any breach thereof as so read shall be indemnifiable hereunder, subject to the limitations set forth in this Section 13.

         (j) The amount of any Damages for which indemnification is provided for under Section 10.3(e) or this Section 13 shall be net of (i) any amounts recovered by the Buyer or its Affiliates as a result of any indemnification by any third party, (ii) any insurance proceeds or other amounts received by the Buyer or its Affiliates from third parties with respect to such Damages and (iii) any net Tax benefit actually realized by the Buyer or its Affiliates from the incurrence or payment of any such Damage. In computing the amount of any such Tax benefits, the Buyer and its Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage for which indemnification is provided under Section 10.3(e) or this Section 13. For purposes of this Agreement, the Buyer and any of its Affiliates shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by the Buyer or such Affiliate is reduced below the amount of Taxes that the Buyer or such Affiliate would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Damages for which indemnification is provided under Section 10.3(e) or this Section 13. The Buyer agrees to use commercially reasonable efforts to make any claims for insurance, tax benefits and/or indemnification available from a third party(ies) with respect to Damages for which it will seek indemnification hereunder and to diligently pursue such claims in good faith. If any such insurance proceeds and/or other amounts are received by the Buyer after payment by any Seller Indemnifying Party of any amount otherwise required to be paid to the Buyer pursuant to Section 10.3(e) or this Section 13, the Buyer shall repay to such Seller Indemnifying Party(ies), promptly after receipt of such insurance proceeds and/or other amounts, the amount that such Seller Indemnifying Party(ies) would not have had to pay pursuant to this Section 13 had such insurance proceeds and/or other amounts been received by the Buyer prior to such Seller Indemnifying Party's payment under Section 10.3(e) or this Section 13. The Buyer further agrees to assign (and cause the Company and its Subsidiaries to assign) to the Sellers or another designee of the Seller Representatives all rights of the Buyer, the Company and/or its Subsidiaries to contribution, cost recovery, damages, equitable relief or other remedies for Damages claimed by the Buyer under Section 13.1(a)(iii) or (with respect to claims for breach of any representation and warranty in Section 3.11(b) or any other representation and warranty to the extent relating to environmental matters) Section 13.1(a)(i), but only to the extent of any payments by the Sellers to the Buyer (including any payments from the Escrow Funds) in connection with such Damages.

         (k) Any indemnification payments made by any of the Seller Indemnifying Parties pursuant to Section 10.3(e) or this Section 13 shall be treated by all parties as an adjustment to the Purchase Price hereunder to the extent permitted by applicable law.

         13.5. Expiration of Representations and Warranties; Scope of Seller Indemnifying Parties' Liability. Each of the representations and warranties of the Seller Indemnifying Parties contained in this Agreement shall irrevocably expire on the last day on which any action or claim for breach of such representation or warranty may be brought or asserted pursuant to Sections 13.4(g) or (h) (the "Expiration Date"). The Buyer acknowledges and agrees that its sole remedy against the Seller Indemnifying Parties for any matter arising out of the transactions contemplated by this Agreement is set forth in Section 10.3(e) or Section 13.1 and that, except to the extent the Buyer has asserted a claim for indemnification prior to the applicable Expiration Date, the Buyer shall have no remedy against any of the Seller Indemnifying Parties for any breach of a representation or warranty made by any of them in this Agreement except to the extent that such breach arises out of or results from fraud by the Company or the Seller Indemnifying Parties. The Seller Indemnifying Parties and the Buyer agree that the purpose of this Section 13.5 is to make it clear that the Seller Indemnifying Parties are to have no liability whatsoever to the Buyer, except as set forth in Section 13.1, and accordingly agree that this
Section 13.5 is to be construed broadly. The Buyer acknowledges that this
Section 13.5 has been negotiated fully by the Buyer and the Seller Indemnifying Parties and that the Seller Indemnifying Parties would not have entered into this Agreement but for the inclusion of this Section 13.5.

         14. RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing as follows:

         (a) By mutual written consent of the Buyer and the Seller Representatives;

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

         (b) In the event that the Closing does not occur on or before June 9, 2003, the Buyer may terminate this Agreement at any time after the close of business on such date by delivering written notice to the Seller Representatives so long as such failure to close is not a result of a breach by the Buyer of any of its obligations hereunder;

         (c) In the event that the Closing does not occur on or before June 9, 2003, the Seller Representatives may terminate this Agreement at any time after the close of business on such date by delivering written notice to the Buyer so long as such failure to close is not a result of a breach by the Sellers of any of their obligations hereunder;

         (d) In the event that Buyer fails to file with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed by it under the HSR Act in accordance with Section 11 hereof within five (5) business days after the date hereof, the Seller Representatives may terminate this Agreement at any time after the close of business on such date by delivering written notice to the Buyer; or

         (e) In the event that LLC (as the ultimate parent entity of the Company) fails to file with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed by it under the HSR Act in accordance with Section 11 hereof within five (5) business days after the date hereof, the Buyer may terminate this Agreement at any time after the close of business on such date by delivering written notice to the Seller Representatives.

         15.      GENERAL.

         15.1. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by (a) the Buyer if incurred for the Buyer's account or (b) the Company if incurred for the account of the Sellers or the Company. Notwithstanding the foregoing, (i) all brokerage commissions of U.S. Bancorp Piper Jaffray, Inc. and Acheson Capital LLC shall be paid by the Sellers by deduction from the Purchase Price as Transaction Expenses, and (ii) all fees payable by the Buyer, the Company and the Sellers in connection with the required filing under the HSR Act of the Notification and Report Form with the United States Department of Justice and the United States Federal Trade Commission shall be paid the Buyer.

         15.2. Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows:

         If to the Company, to:

                  Midway Investors Holdings Inc.
                  c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, Minnesota 55402
                  Attention: Michael Sweeney, Managing Partner

                  Fax:  (612) 338-2860

         with copies sent contemporaneously to:

                  BancBoston Ventures Inc.
                  175 Federal Street, 10th Floor
                  Boston, Massachusetts 02110
                  Attention: Theresa A. Nibi, Managing Director

                  Fax: (617) 434-1153

                  and

                  Robert M. Wolf, Esq.
                  Bingham McCutchen LLP
                  150 Federal Street
                  Boston, Massachusetts 02110

                  Fax: (617) 951-8736

         If to the Sellers, the Preferred Holders or the Seller Representatives, to:

                  Marathon Fund Limited Partnership IV
                  c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, Minnesota 55402
                  Attention: Michael Sweeney, Managing Partner

                  Fax: (612) 338-2860

                  and

                  BancBoston Ventures Inc.
                  175 Federal Street, 10th Floor
                  Boston, Massachusetts 02110
                  Attention: Theresa A. Nibi, Managing Director

                  Fax: (617) 434-1153

         with a copy sent contemporaneously to:

                  Robert M. Wolf, Esq.
                  Bingham McCutchen LLP
                  150 Federal Street
                  Boston, Massachusetts 02110

                  Fax: (617) 951-8736

         If to the Buyer, to:

                  VI Acquisition Corp.
                  c/o Wind Point Partners
                  676 N. Michigan Ave., Suite 3700
                  Chicago, Illinois 60611
                  Attention: Michael Solot

                  Fax: (312) 255-4820

         with a copy sent contemporaneously to:

                  Seth M. Hemming, Esq.
                  Sachnoff & Weaver, Ltd.
                  30 South Wacker Drive, 29th Floor
                  Chicago, Illinois 60606

                  Fax: (312) 207-6400

Any such notice shall be effective (a) if delivered personally, when received,
(b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by facsimile, when dispatched.

         15.3. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and (except as set forth in Section 6.12) shall not be amended except by a written instrument hereafter signed by the Buyer, the Company, and each of the Seller Representatives.

         15.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Delaware.

         15.5. Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "Section" or "paragraph." The headings of Sections and paragraphs are for reference only and shall not limit or control the meaning thereof.

         15.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, except that the Buyer may assign (a) its rights and obligations hereunder to any of its Affiliates and (b) as collateral security its rights hereunder to any Person providing the Buyer with financing for the consummation of the transactions contemplated hereby; provided, however, that in each such case the Buyer shall remain liable to the Sellers for all its obligations hereunder.

         15.7. Further Assurances. The Sellers, the Preferred Holders, the Company and the Buyer shall execute and deliver to all appropriate other parties such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         15.8.    No Implied Rights or Remedies. Except as set forth in Section
10.2 and as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers, the Preferred Holders, the Company and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         15.9. Knowledge. Whenever the phrase "to the knowledge of the Company" or another similar qualification is used herein, the relevant knowledge is limited solely to the actual knowledge of Joseph Trungale, Robert Kaltenbach, William Hoppe, Stanley Ereckson and Timothy Kanaly.

         15.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.11. Satisfaction of Conditions Precedent. The Sellers, the Preferred Holders and the Buyer will each use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 15.11 shall obligate any party hereto to waive any right or condition under this Agreement.

         15.12. Public Statements or Releases. Except as otherwise required by applicable law, each of the parties hereto agrees that prior to the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement, the transactions contemplated hereby or any negotiations or discussions related hereto, without first obtaining the prior consent of the other parties hereto. Each of the parties hereto further agrees to provide written notice to the other parties to this Agreement, immediately upon the knowledge thereof, of any obligation under applicable law to make, issue or release any such public announcement, statement or acknowledgment.

         15.13. Business Records. The Buyer acknowledges that the business records of the Company and each of its Subsidiaries relating to their respective operations prior to Closing will be acquired by the Buyer in connection with the consummation of the transactions contemplated hereby, and that the Sellers may from time to time require access to or copies of such records. The Buyer agrees that upon reasonable prior notice from any Seller, it will, during normal business hours, provide such Seller with access to or copies of such records. Each Seller hereby agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that it will not within six (6) years after the Closing Date destroy any business records of the Company or any of its Subsidiaries prepared prior to the Closing without first notifying BBV and Marathon, and affording BBV and Marathon the opportunity to remove or copy such records. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with
Section 13.4 shall be deemed to be adequate notice if not responded to in writing by BBV and Marathon within ninety (90) days.

         15.14. Seller Representatives. By the execution and delivery of this Agreement, each of the Sellers and Preferred Holders hereby irrevocably constitutes and appoints BBV and Marathon as the true and lawful agents and attorneys-in-fact (the "Seller Representatives", and each a "Seller Representative") of the Sellers and Preferred Holders with full power of substitution to act jointly in the name, place and stead of the Sellers and the Preferred Holders with respect to the transfer of the Common Securities owned by the Sellers to the Buyer and the Redemption of the shares of Preferred Stock owned by the Preferred Holders, each in accordance with the terms and provisions of this Agreement, and to act jointly on behalf of the Sellers and the Preferred Holders in any litigation or arbitration involving this Agreement, to jointly do or refrain from doing all such further acts and things, and to jointly execute all such documents as the Seller Representatives shall unanimously deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

                  (a) to execute the Escrow Agreement and any amendments thereto as the representative of the Sellers and the Preferred Holders, to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder, to pay any expenses of the Sellers or the Seller Representatives from the escrow and to take such further actions under the Escrow Agreement as the Seller Representatives deem to be necessary or appropriate;

                  (b) to act jointly for the Sellers and the Preferred Holders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Sellers and the Preferred Holders and to transact matters of litigation;

                  (c) to jointly execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Seller Representatives unanimously deem necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, agreements terminating the agreements listed on Schedule 7.11 hereto;

                  (d) to jointly receive funds, make payments of funds, and give receipts for funds;

                  (e) to jointly receive funds for the payment of expenses of the Sellers and the Preferred Holders and apply such funds in payment for such expenses;

                  (f) to jointly do or refrain from doing any further act or deed on behalf of the Sellers and the Preferred Holders that the Seller Representatives unanimously deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers and the Preferred Holders could do if personally present; and

                  (g) to jointly receive service of process in connection with any claims under this Agreement.

In order to be effective for purposes of this Agreement and binding on each of the Sellers and the Preferred Holders, any action of the Seller Representatives, including but not limited to any decision to refrain from taking any action, must be made by the Seller Representatives acting unanimously.

         The appointment of the Seller Representatives shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any unanimous action of the Seller Representatives in all matters referred to herein. All notices required to be made or delivered by the Buyer to the Sellers or the Preferred Holders described above in this Section 15.14 shall be made to each of the Seller Representatives for the benefit of the Sellers and the Preferred Holders and shall discharge in full all notice requirements of the Buyer to the Sellers or the Preferred Holders with respect thereto. The Sellers and the Preferred Holders hereby confirm all that the Seller Representatives shall jointly do or cause to be done by virtue of their appointment as the Seller Representatives of the Sellers and the Preferred Holders. The Seller Representatives shall act for the Sellers and the Preferred Holders on all of the matters set forth in this Agreement in the manner the Seller Representatives unanimously believe to be in the best interest of the Sellers and the Preferred Holders and consistent with the obligations under this Agreement, but the Seller Representatives shall not be responsible to the Sellers or the Preferred Holders for any loss or damages the Sellers or the Preferred Holders may suffer by the performance of their duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of their duties under this Agreement.

                  [Remainder of Page Left Intentionally Blank]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the date and year first above written.

                                       THE COMPANY:

                                       MIDWAY INVESTORS HOLDINGS INC.

                                       By:   /s/ Michael T. Sweeney
                                           -------------------------------------
                                       Name: Michael T. Sweeney
                                       Title: President

                                       SELLERS:

                                       MIDWAY INVESTORS, LLC

                                       By:   /s/ Theresa A. Nibi, Manager
                                           -------------------------------------
                                               Theresa A. Nibi, Manager

                                       and

                                       By:   /s/ Michael T. Sweeney
                                           -------------------------------------
                                       Name: Michael T. Sweeney
                                       Title: Manager

                                       WACHOVIA INVESTORS, INC. (f/k/a First
                                       Union Investors, Inc.)

                                       By:   /s/ David Carson
                                           -------------------------------------
                                       Name: David Carson
                                       Title: Managing Director

                                       SUNTRUST EQUITY FUNDING, LLC

                                       By:   /s/ Martin Ted Mayden
                                           -------------------------------------
                                       Name: Martin Ted Mayden
                                       Title: Manager

                                       /s/ Joseph F. Trungale
                                       -----------------------------------------
                                       Joseph F. Trungale

                                       /s/ Robert E. Kaltenbach
                                       -----------------------------------------
                                       Robert E. Kaltenbach

                                       /s/ William S. Hoppe
                                       -----------------------------------------
                                       William S. Hoppe

                                       /s/ Stanley Ereckson, Jr.
                                       -----------------------------------------
                                       Stanley Ereckson, Jr.

                                       /s/ Timothy Kanaly
                                       -----------------------------------------
                                       Timothy Kanaly

                                       /s/ John Stocchero
                                       -----------------------------------------
                                       John Stocchero

                                       /s/ Pete Pascuzzi
                                       -----------------------------------------
                                       Pete Pascuzzi

                                       /s/ Jeffey Guido
                                       -----------------------------------------
                                       Jeffrey L. Guido

                                       /s/ Thomas Rink
                                       -----------------------------------------
                                       Thomas Rink

                                       /s/ Cheryl Ahlbrandt
                                       -----------------------------------------
                                       Cheryl Ahlbrandt

                                       /s/ Jill Bagley
                                       -----------------------------------------
                                       Jill Bagley

                                       /s/ Donald Prismon
                                       -----------------------------------------
                                       Donald Prismon

                                       /s/ Karen Van Valkenburgh
                                       -----------------------------------------
                                       Karen Van Valkenburgh

                                       /s/ Michael Kinnen
                                       -----------------------------------------
                                       Michael Kinnen

                                       /s/ Danny Gresham
                                       -----------------------------------------
                                       Danny Gresham

                                       /s/ Mark Hampton
                                       -----------------------------------------
                                       Mark Hampton

                                       /s/ Frank Scherer
                                       -----------------------------------------
                                       Frank Scherer

                                       BANCBOSTON VENTURES INC.

                                       By: /s/ Theresa A. Nibi
                                           -------------------------------------
                                               Theresa A. Nibi
                                               Managing Director

                                       MARATHON FUND LIMITED
                                       PARTNERSHIP IV

                                       By: Miltiades, LLC, its sole General
                                           Partner

                                       By: /s/ Michael T. Sweeney
                                           -------------------------------------
                                       Name: Michael T. Sweeney
                                       Title: Authorized Member

                                       /s/ Michael W. Gibbons
                                       -----------------------------------------
                                       Michael W. Gibbons

                                       /s/ Timothy R. Greenleaf
                                       -----------------------------------------
                                       Timothy R. Greenleaf

                                       /s/ Mark J. Gill
                                       -----------------------------------------
                                       Mark J. Gill

                                       /s/ Paul Grangaard
                                       -----------------------------------------
                                       Paul Grangaard

                                       /s/ Alan McDowell
                                       -----------------------------------------
                                       Alan McDowell

                                       BUYER:

                                       VI ACQUISITION CORP.

                                       By:   /s/ Michael J. Solot
                                           -------------------------------------
                                       Name: Michael J. Solot
                                       Title: President

Schedules

1                 Sellers
2                 Preferred Holders
3                 Stock Options
3.1               Foreign Qualifications
3.2               Subsidiaries
3.3(b)            Capitalization of Subsidiaries
3.4               Non-Contravention
3.5               Consents
3.6               Financial Statements
3.7               Taxes
3.8               Absence of Certain Changes
3.9(a)            Litigation, etc. (Pending)
3.9(b)            Litigation, etc. (Historical)
3.10              Conformity to Law
3.11(a)           Real Property
3.11(b)           Environmental Matters
3.11(c)           Environmental Permits
3.11(d)           Pie Production Facilities
3.12              Restaurants
3.13              Franchise Agreements and Registrations
3.14              Insurance
3.15              Contracts
3.16              Employee Benefit Plans
3.17              Trademarks, Patents, Etc.
3.18              Indebtedness
3.19              Labor Relations
3.20              Title to Personal Property
3.24              Potential Conflicts of Interest
3.25              Bank Accounts; Powers of Attorney
5.6               Financing Commitments
6.3               No General Increases
6.4               Contracts and Commitments
6.7               Capital Expenditures
7.7               Resigning Directors and Officers
7.11              Termination of Agreements
13.1              Certain Environmental Matters

Exhibits

A                 Form of Escrow Agreement
B-1               Form of Opinion of Bingham McCutchen LLP
B-2               Form of Opinion of Stanley Ereckson, Jr.
C                 Form of Opinion of Sachnoff & Weaver, Ltd.
D                 Form of Rollover Option Election
E                 Form of New Stock Option Agreement
F                 Form of Release (Special Compensation Payments)
G                 Form of Termination Agreement (Schedule 7.11 Agreements)